Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

ALTISOURCE PORTFOLIO SOLUTIONS, INC.,

ALTISOURCE SOLUTIONS S.À R.L.,

OCWEN FINANCIAL CORPORATION,

HOMEWARD RESIDENTIAL, INC.,

and

POWER VALUATION SERVICES, INC.

Dated as of March 29, 2013

5.	COVENANTS		28
	5.1.	Access and Investigation	28
	5.2.	Operation of the Business	28
	5.3.	Required Approvals	29
	5.4.	No Negotiation	30
	5.5.	Best Efforts	30
	5.6.	Litigation Support	30
	5.7.	Tax Matters	30
	5.8.	Notice of Developments	34
	5.9.	Restrictive Covenants	35
	5.10.	Monthly Financial Statements	36
	5.11.	Termination of Equity Rights	36
	5.12.	Audited Financial Statements	37
	5.13.	Transferred Employees	37
	5.14.	Assignment of Interest in Acquired Enterprise	39

6.	CONDITIONS PRECEDENT TO ALTISOURCE U.S.’ AND ALTISOURCE S.À R.L.’S OBLIGATION TO CLOSE		39
	6.1.	Homeward Closing	39
	6.2.	Beltline Closing	42

7.	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE		44
	7.1.	Homeward Closing	44
	7.2.	Beltline Closing	46

8.	TERMINATION		47
	8.1.	Termination Events	47
	8.2.	Effect of Termination	48

9.	INDEMNIFICATION; REMEDIES		48
	9.1.	Survival	48
	9.2.	Indemnification and Payment of Damages by the Sellers	49
	9.3.	Indemnification and Payment of Damages by Altisource U.S. and Altisource S.à r.l.	49
	9.4.	Right of Set-Off	50
	9.5.	Procedure for Indemnification — Third Party Claims	50
	9.6.	Procedure for Indemnification — Other Claims	51
	9.7.	Damages	51

10.	GENERAL PROVISIONS		52
	10.1.	Expenses	52
	10.2.	Public Announcements	52
	10.3.	Notices	52
	10.4.	Jurisdiction; Service of Process; Waiver of Jury Trial	53
	10.5.	Further Assurances	53
	10.6.	Waiver	53
	10.7.	Entire Agreement and Modification	54
	10.8.	Disclosure Schedule	54

10.9.	Joint and Several; Assignments, Successors, and No Third-Party Rights	54
10.10.	Severability	54
10.11.	Section Headings; Construction	55
10.12.	Time of Essence	55
10.13.	Governing Law	55
10.14.	Specific Performance	55
10.15.	Counterparts	55
10.16.	Seller Representative	55

ANNEXES AND EXHIBITS

Annex I	Definitions
Exhibit A	Required Approvals
Exhibit B-1	Form of First Amendment to the Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.
Exhibit B-2	Form of Second Amendment to the Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.
Exhibit B-3	Form of First Amendment to Technology Products Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.
Exhibit B-4	Form of Second Amendment to the Technology Products Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.
Exhibit B-5	Form of First Amendment to the Intellectual Property License Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.
Exhibit B-6	Form of Second Amendment to the Intellectual Property License Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.
Exhibit B-7	Form of First Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.
Exhibit B-8	Form of Second Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.
Exhibit B-9	Form of Eleventh Amendment to Services Letter by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (Mortgage Charged-off Collections)
Exhibit B-10	Form of Eleventh Amendment to Services Letter by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (Mortgage Charged-off Collections)
Exhibit B-11

Form of Twelfth Amendment to Services Letter by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (Valuation Services, Trustee Services, Title Services, Due Diligence Services, Mortgage Fulfillment and Underwriting Services)

Exhibit B-12	Form of Twelfth Amendment to Services Letter by and between Ocwen

Financial Corporation and Altisource Solutions S.à r.l. (Valuation Services, Trustee Services, Title Services, Due Diligence Services, Mortgage Fulfillment and Underwriting Services)
Exhibit B-13	Form of Preferred Investor Agreement by and between Homeward Residential, Inc. and Best Partners Mortgage Cooperative, Inc.
Exhibit C	Homeward IP and IT
Exhibit D	PV Assumed Liabilities
Exhibit E	PV Excluded Assets
Exhibit F	Form of Release Agreement
Exhibit G	Other Seller Employees

Schedule 3.2(b)	Required Consents
Schedule 3.3(e)	Capitalization; Security Interests
Schedule 3.4(e)	Officers and Directors
Schedule 3.6	Employee Benefits
Schedule 3.7	Compliance with Legal Requirements; Governmental Authorizations
Schedule 3.8	Legal Proceedings; Orders
Schedule 3.9	Financial Statements
Schedule 3.10	Absence of Certain Changes and Events
Schedule 3.11	Contracts; No Defaults
Schedule 3.12	Insurance
Schedule 3.13(f)	Storage Tanks
Schedule 3.14(a)	Leased Facilities
Schedule 3.15(a)	Employees
Schedule 3.16	Labor Relations; Compliance
Schedule 3.17	Intellectual Property
Schedule 3.18	Relationships with Related Persons

* The Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted Exhibits and Schedules upon request by the Securities and Exchange Commission.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of March 29, 2013, and is by and among ALTISOURCE PORTFOLIO SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (“Altisource U.S.”), ALTISOURCE SOLUTIONS S.À R.L., a private limited liability company (“société à responsabilité limitée”) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered offices at 291, route d’Arlon, L-1150 Luxembourg, registered at the Luxembourg companies and trade register under number B147.268 (“Altisource S.à r.l.”), OCWEN FINANCIAL CORPORATION, a corporation organized under the laws of the State of Florida (“Ocwen”), HOMEWARD RESIDENTIAL, INC., a corporation organized under the laws of the State of Delaware (“Homeward Residential”), and POWER VALUATION SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Power Valuation”) (each of Ocwen, Homeward Residential, and Power Valuation is referred to herein as a “Seller”, and collectively referred to herein as the “Sellers”).  Altisource U.S., Altisource S.à r.l., and the Sellers are referred to in this Agreement individually as a “Party” and collectively, as the “Parties”.

RECITALS

In the manner described herein, the Sellers own the Power Default Shares, the Homeward IP and IT, the PV Assets, the PV Assumed Liabilities, and the Beltline Shares.  This Agreement contemplates a transaction in which the Sellers shall sell, transfer, assign and deliver to Altisource U.S. and Altisource S.à r.l., in the manner contemplated herein, the Sellers’ entire right, title, and interest in and to the foregoing, and the Sellers shall receive the consideration set forth herein.

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.              DEFINITIONS

For purposes of this Agreement, the capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Annex I.

2.              ACQUISITION; PURCHASE AND SALE

2.1.    Intercompany Transactions.

(a)         Prior to the Homeward Closing, Power Default shall satisfy and pay-in-full any amounts due to any Seller, whether due prior to, at, or following the Homeward Closing, provided that prior to such satisfaction and payment, Homeward shall record a payable from Power Default to Homeward in the amount of Two Million Four Hundred Eighty-One Thousand United States Dollars (U.S. $2,481,000) (the “Homeward Intercompany Transaction”).

(b)         Prior to the Beltline Closing, Beltline shall satisfy and pay-in-full any amounts due to any Seller, whether due prior to, at, or following the Beltline Closing, provided that prior to such satisfaction and payment, Beltline shall cancel all Indebtedness owed to it by Homeward other than a receivable in the amount of Nine Million Nine Hundred Seventeen Thousand United States Dollars (U.S. $9,917,000) (the “Beltline Intercompany Transaction”).

2.2.    Purchase and Sale.

On the terms and subject to the conditions set forth in this Agreement and for the consideration specified herein:

(a)         Altisource U.S. agrees to purchase from Homeward Residential, and Homeward Residential agrees to sell, transfer, convey, assign and deliver to Altisource U.S., all of the Power Default Shares at the Homeward Closing, free and clear of any Security Interest.

(b)         Altisource S.à r.l. agrees to purchase from Ocwen and Homeward Residential, and Ocwen and Homeward Residential agree to sell, transfer, convey, assign and deliver to Altisource S.à r.l., all of the Homeward IP and IT, at the Homeward Closing, free and clear of any Security Interest.

(c)          Altisource S.à r.l. agrees to purchase from Power Valuation, and Power Valuation agrees to sell, transfer, convey, assign and deliver to Altisource S.à r.l., all of the PV Acquired Assets, at the Homeward Closing, free and clear of any Security Interest.

(d)         Altisource S.à r.l. agrees that, at the Homeward Closing, Altisource S.à r.l. shall assume and hereafter pay, perform or discharge when due or required to be performed, as the case may be, the PV Assumed Liabilities.  Altisource S.à r.l. is expressly not assuming, and Power Valuation shall remain solely liable for, the PV Excluded Liabilities.  Power Valuation shall retain and shall pay and discharge when due, or contest in good faith, all PV Excluded Liabilities.

(e)          Altisource U.S. agrees to purchase from Homeward Residential, and Homeward Residential agrees to sell, transfer, convey, assign and deliver to Altisource U.S., all of the Beltline Shares at the Beltline Closing, free and clear of any Security Interest.

2.3.    Estimated Net Working Capital and Net Income.

(a)         At least two (2) but no more than five (5) Business Days prior to the Homeward Closing Date, the Seller Representative shall prepare and deliver or cause to be prepared and delivered to Altisource U.S. (i) a statement setting forth an estimate of the sum of the Net Working Capital of Power Default as of the Homeward Effective Time and the Net Working Capital derived from the PV Acquired Assets and the PV Assumed Liabilities as of the Homeward Effective Time (the “Estimated Homeward Closing Date Working Capital”), which shall quantify in reasonable detail the items constituting such Net Working Capital, and shall be calculated and prepared in accordance with the terms of this Agreement, (ii) a statement setting forth an estimate of the sum of the Net Income of Power Default during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time and the Net Income attributable to the PV Acquired Assets and the PV Assumed Liabilities

during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time (the “Estimated Homeward Net Income”), which shall quantify in reasonable detail the items constituting such Net Income, and shall be calculated and prepared in accordance with the terms of this Agreement, and (iii) if applicable, either (x) a statement of the amount by which the Homeward Working Capital Target exceeds the Estimated Homeward Closing Date Working Capital (such amount, the “Estimated Homeward Working Capital Deficiency”), or (y) a statement of the amount by which the Estimated Homeward Closing Date Working Capital exceeds the Homeward Working Capital Target (such amount, the “Estimated Homeward Working Capital Excess”).

(b)         At least two (2) but no more than five (5) Business Days prior to the Beltline Closing Date, the Seller Representative shall prepare and deliver or cause to be prepared and delivered to Altisource U.S. (i) a statement setting forth an estimate of the Net Working Capital of Beltline as of the Beltline Effective Time (the “Estimated Beltline Closing Date Working Capital”), which shall quantify in reasonable detail the items constituting such Net Working Capital, and shall be calculated and prepared in accordance with the terms of this Agreement, (ii) a statement setting forth an estimate of the Net Income of Beltline during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Beltline Effective Time (the “Estimated Beltline Net Income”), which shall quantify in reasonable detail the items constituting such Net Income, and shall be calculated and prepared in accordance with the terms of this Agreement, and (iii) if applicable, either (x) a statement of the amount by which the Beltline Working Capital Target exceeds the Estimated Beltline Closing Date Working Capital (such amount, the “Estimated Beltline Working Capital Deficiency”), or (y) a statement of the amount by which the Estimated Beltline Closing Date Working Capital exceeds the Beltline Working Capital Target (such amount, the “Estimated Beltline Working Capital Excess”).

2.4.    Homeward Closing.

(a)         The closing of (x) the sale, transfer, conveyance, assignment, and delivery of the Power Default Shares by Homeward Residential to Altisource U.S., (y) the sale, transfer, conveyance, assignment, and delivery of the Homeward IP and IT by Ocwen and Homeward Residential to Altisource S.à r.l., and (z) the sale, transfer, conveyance, assignment, and delivery of the PV Acquired Assets by Power Valuation to Altisource S.à r.l., and the assumption by Altisource S.à r.l. from Power Valuation of the PV Assumed Liabilities (the “Homeward Closing”) shall be effected by facsimile or other electronic exchange of documentation, and shall take place at the offices of Bryan Cave LLP, One Atlantic Center, Fourteenth Floor, 1201 West Peachtree Street, NW, Atlanta, Georgia 30309, or such other mutually agreed location, or in such other mutually agreed upon manner, at 9:00 a.m. on either (i) the second Business Day which follows the receipt by the Parties of all Required Approvals, and follows the satisfaction of all other conditions precedent to the consummation of the Homeward Closing as set forth in Section 6.1 herein, or (ii) such other date and time as the Parties may mutually agree (the “Homeward Closing Date”).  The Parties agree that the Homeward Closing shall be effective as of 11:59 PM Eastern time on the Homeward Closing Date (the “Homeward Effective Time”).  Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)         At the Homeward Closing, the Sellers will deliver to Altisource U.S. and Altisource S.à r.l. the various certificates, instruments, and documents referred to in Section 6.1 below; Altisource U.S. and Altisource S.à r.l. will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.1 below; the Sellers will execute, acknowledge (if appropriate), and deliver to Altisource U.S. and Altisource S.à r.l. such documents as Altisource U.S., Altisource S.à r.l., and their counsel, may reasonably request; Altisource U.S. and Altisource S.à r.l. will execute, acknowledge (if appropriate), and deliver to the Sellers such documents as the Sellers, and their counsel, reasonably may request; and Altisource U.S. and Altisource S.à r.l. will deliver the Homeward Payment in accordance with Section 2.4(d) below.

(c)          In accordance with the terms and conditions of this Agreement in consideration for (x) the sale, transfer, conveyance, assignment, and delivery of the Power Default Shares by Homeward Residential to Altisource U.S., (y) the sale, transfer, conveyance, assignment, and delivery of the Homeward IP and IT by Ocwen and Homeward Residential to Altisource S.à r.l., and (z) the sale, transfer, conveyance, assignment, and delivery of the PV Acquired Assets by Power Valuation to Altisource S.à r.l., and the assumption by Altisource S.à r.l. from Power Valuation of the PV Assumed Liabilities, at the Homeward Closing the Sellers shall be entitled to receive a payment of Eighty Four Million Three Hundred Fifteen Thousand United States Dollars ($84,315,000.00) (such amount, less the Estimated Homeward Net Income, plus the Estimated Homeward Working Capital Excess or less the Estimated Homeward Working Capital Deficiency, the “Homeward Payment”).

(d)         The Homeward Payment shall be paid as follows, as further calculated and in accordance with the applicable Funds Flow and Settlement Statement:

(i)                                     that amount, if any, of the Homeward Payment necessary to be paid to applicable lenders and other creditors of Power Default to satisfy and pay in full all Indebtedness of Power Default, shall be paid by Altisource U.S. to such lenders and other creditors at the Homeward Closing in accordance with the payoff letters or other documentation provided by such creditors;

(ii)                                  that amount, if any, of the Homeward Payment necessary to be paid to applicable lenders and other creditors of the Sellers or Power Default to release all Security Interests with respect to the assets of Power Default and with respect to the Power Default Shares, the Homeward IP and IT, and the PV Acquired Assets, and otherwise to obtain clear title to the Power Default Shares, the Homeward IP and IT and the PV Acquired Assets, shall be paid by Altisource U.S. and Altisource S.à r.l., as applicable, to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors;

(iii)                               that amount, if any, of the Homeward Payment which shall be necessary to be paid to the holders of all Equity Rights of Power Default in exchange for the termination of all Equity Rights of Power Default and the release of all liability with respect to the Equity Rights of Power Default as of the

Homeward Closing, shall be paid by Altisource U.S. to the holders of such Equity Rights in the manner designated by the Seller Representative; and

(iv)                              the balance of the Homeward Payment shall be paid by Altisource U.S. and Altisource S.à r.l., as applicable, to Sellers by wire transfer or other immediately available funds to a bank or other account designated by Sellers, which bank or other accounts were designated by Sellers in writing to Altisource U.S. and Altisource S.à r.l. at least two (2) Business Days prior to the Homeward Closing Date.

2.5.    Beltline Closing.

(a)         The closing of the sale, transfer, conveyance, assignment, and delivery of the Beltline Shares by Homeward Residential to Altisource U.S. (the “Beltline Closing,” and each of the Homeward Closing and the Beltline Closing, a “Closing”) shall be effected by facsimile or other electronic exchange of documentation, and shall take place at the offices of Bryan Cave LLP, One Atlantic Center, Fourteenth Floor, 1201 West Peachtree Street, NW, Atlanta, Georgia 30309, or such other mutually agreed location, or in such other mutually agreed upon manner, at 9:00 a.m. on either (i) the second Business Day which follows the receipt by the Parties of all Required Approvals, and follows the satisfaction of all other conditions precedent to the consummation of the Beltline Closing as set forth in Section 6.2 herein, or (ii) such other date and time as the Parties may mutually agree (the “Beltline Closing Date”).  The Parties agree that the Beltline Closing shall be effective as of 11:59 PM Eastern time on the Beltline Closing Date (the “Beltline Effective Time”).  Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)         At the Beltline Closing, Homeward Residential will deliver to Altisource U.S. the various certificates, instruments, and documents referred to in Section 6.2 below; Altisource U.S. will deliver to Homeward Residential the various certificates, instruments, and documents referred to in Section 7.2 below; Homeward Residential will execute, acknowledge (if appropriate), and deliver to Altisource U.S. such documents as Altisource U.S. and its counsel may reasonably request; Altisource U.S. will execute, acknowledge (if appropriate), and deliver to Homeward Residential such documents as Homeward Residential, and its counsel, reasonably may request; and Altisource U.S. will deliver the Beltline Payment in accordance with Section 2.5(d) below.

(c)          In accordance with the terms and conditions of this Agreement in consideration for the sale, transfer, conveyance, assignment, and delivery of the Beltline Shares by Homeward Residential to Altisource U.S., at the Beltline Closing Homeward Residential shall be entitled to receive a payment of Two Million Six Hundred Thirty Five Thousand United States Dollars ($2,635,000.00) (such amount, less the Estimated Beltline Net Income, plus the Estimated Beltline Working Capital Excess or less the Estimated Beltline Working Capital Deficiency, the “Beltline Payment”).

(d)         The Beltline Payment which is payable at the Beltline Closing shall be paid as follows, as further calculated and in accordance with the applicable Funds Flow and Settlement Statement:

(i)                                     that amount, if any, of the Beltline Payment payable at the Beltline Closing necessary to be paid to applicable lenders and other creditors of Beltline to satisfy and pay in full all Indebtedness of Beltline, shall be paid by Altisource U.S. to such lenders and other creditors at the Beltline Closing in accordance with the payoff letters or other documentation provided by such creditors;

(ii)                                  that amount, if any, of the Beltline Payment payable at the Beltline Closing necessary to be paid to applicable lenders and other creditors of the Sellers or Beltline to release all Security Interests with respect to the assets of Beltline and with respect to the Beltline Shares, and otherwise to obtain clear title to the Beltline Shares, shall be paid by Altisource U.S. to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors;

(iii)                               that amount, if any, of the Beltline Payment payable at the Beltline Closing which shall be necessary to be paid to the holders of all Equity Rights of Beltline in exchange for the termination of all Equity Rights of Beltline and the release of all liability with respect to the Equity Rights of Beltline as of the Beltline Closing, shall be paid by Altisource U.S. to the holders of such Equity Rights in the manner designated by the Seller Representative; and

(iv)                               the balance of the Beltline Payment payable at the Beltline Closing shall be paid by Altisource U.S. to Homeward Residential by wire transfer or other immediately available funds to a bank or other account designated by Homeward Residential, which bank or other accounts were designated by Homeward Residential in writing to Altisource U.S. at least two (2) Business Days prior to the Beltline Closing Date.

(v)                                  The amounts set forth in this Section 2.5 as the Homeward Payment and the Beltline Payment are the initial estimates of the amounts allocated to the assets purchased in the Homeward Closing and Beltline Closing but is subject to further agreement and purchase price allocation as set forth in Section 2.7 hereof.

2.6.    Purchase Price Adjustment.

(a)         The Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, in accordance with this Section 2.6.  Any such increase or decrease shall be referred to as a “Price Adjustment”.  All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

(b)         No later than ninety (90) days after the Homeward Closing Date, Altisource U.S. shall deliver to the Seller Representative the following:

(i)                                     a statement setting forth the sum of the Net Working Capital of Power Default as of the Homeward Effective Time and the Net Working Capital derived from the PV Acquired Assets and the PV Assumed Liabilities as of the Homeward Effective Time (the “Homeward Closing Net Working Capital Statement”);

(ii)                                  a statement setting forth the sum of the Net Income of Power Default during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time and the Net Income attributable to the PV Acquired Assets and the PV Assumed Liabilities during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time (the “Homeward Net Income Statement”); and

(iii)                               a separate statement showing any calculations with respect to any necessary Price Adjustment (the “Homeward Final Adjustment Schedule”).

(c)          No later than ninety (90) days after the Beltline Closing Date, Altisource U.S. shall deliver to the Seller Representative the following:

(i)                                     a statement setting forth the Net Working Capital of Beltline as of the Beltline Effective Time (the “Beltline Closing Net Working Capital Statement”);

(ii)                                  a statement setting forth the Net Income of Beltline during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Beltline Effective Time (the “Beltline Net Income Statement”); and

(iii)                               a separate statement showing any calculations with respect to any necessary Price Adjustment (the “Beltline Final Adjustment Schedule”).

(d)         The Seller Representative shall, within thirty (30) days following its receipt of (i) the Homeward Closing Net Working Capital Statement, the Homeward Net Income Statement, and the Homeward Final Adjustment Schedule, and (ii) the Beltline Closing Net Working Capital Statement, the Beltline Net Income Statement, and the Beltline Final Adjustment Schedule, as the case may be, accept or reject the Price Adjustment submitted by Altisource U.S. and/or Altisource S.à r.l.  If the Seller Representative disagrees with such calculation, it shall give written notice to Altisource U.S. and Altisource S.à r.l. of such disagreement and any reason therefor (each, a “Notice of Disagreement with Price Adjustment”) within such thirty (30) day period.  Should the Seller Representative fail to provide Altisource U.S. and Altisource S.à r.l. with a Notice of Disagreement with Price Adjustment within such thirty (30) day period, the Sellers shall be deemed to agree with Altisource U.S.’ and Altisource S.à r.l.’s calculations.  During the thirty (30) days immediately following the delivery of a Notice of Disagreement with Price Adjustment, Altisource U.S., Altisource S.à r.l., and Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Price Adjustment.  If such differences have not been resolved by the end of such thirty (30)-day period, Altisource U.S., Altisource S.à r.l., and the Seller Representative

shall submit to the Atlanta, Georgia office of Ernst & Young LLP (the “Arbitrator”) for review and resolution of any and all matters which remain in dispute and which were included in any Notice of Disagreement with Price Adjustment.  The Arbitrator shall act as an arbitrator and shall issue its report as to (i) the contents of the Homeward Closing Net Working Capital Statement, the Homeward Net Income Statement, and the determination of the Price Adjustment reflected in the Homeward Final Adjustment Schedule, and (ii) the contents of the Beltline Closing Net Working Capital Statement and the Beltline Net Income Statement, and the determination of the Price Adjustment reflected in the Beltline Final Adjustment Schedule, as the case may be, within sixty (60) days after such dispute is referred to the Arbitrator.  The Sellers on the one hand, and Altisource U.S. and Altisource S.à r.l., on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Sellers on the one hand, and Altisource U.S. and Altisource S.à r.l. on the other hand, in such proportion as the Arbitrator shall determine based on the relative merit of the position of the Parties.  This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(e)          Any Price Adjustment shall be satisfied as follows:

(i)                                     If, based on the Homeward Final Adjustment Schedule as finally determined, (x) the sum of the Net Working Capital of Power Default as of the Homeward Effective Time and the Net Working Capital derived from the PV Acquired Assets and the PV Assumed Liabilities as of the Homeward Effective Time is less than the Estimated Homeward Closing Date Working Capital, the Sellers, jointly and severally, shall pay to Altisource U.S. such deficiency, or (y) the sum of the Net Working Capital of Power Default as of the Homeward Effective Time and the Net Working Capital derived from the PV Acquired Assets and the PV Assumed Liabilities as of the Homeward Effective Time is greater than the Estimated Homeward Closing Date Working Capital, Altisource U.S. shall pay to the Sellers such excess, in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.

(ii)                                  If, based on the Homeward Final Adjustment Schedule as finally determined, (x) the sum of the Net Income of Power Default during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time and the Net Income attributable to the PV Acquired Assets and the PV Assumed Liabilities during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time is greater than the Estimated Homeward Net Income, the Sellers, jointly and severally, shall pay to Altisource U.S. such excess, or (y) the sum of the Net Income of Power Default during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time and the Net Income attributable to the PV Acquired Assets and the PV Assumed Liabilities during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Homeward Effective Time is less than the Estimated Homeward Net

Income, Altisource U.S. shall pay to the Sellers such deficiency, in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.

(iii)                               If, based on the Beltline Final Adjustment Schedule as finally determined, (x) the Net Working Capital of Beltline as of the Beltline Effective Time is less than the Estimated Beltline Closing Date Working Capital, the Sellers, jointly and severally, shall pay to Altisource U.S. such deficiency, or (y) the Net Working Capital of Beltline as of the Beltline Effective Time is greater than the Estimated Beltline Closing Date Working Capital, Altisource U.S. shall pay to the Sellers such excess, in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.

(iv)                              If, based on the Beltline Final Adjustment Schedule as finally determined, (x) the Net Income of Beltline during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Beltline Effective Time is greater than the Estimated Beltline Net Income, the Sellers, jointly and severally, shall pay to Altisource U.S. such excess, or (y) the Net Income of Beltline during the period commencing 12:01 AM Eastern Time on January 1, 2013, and ending at the Beltline Effective Time is less than the Estimated Beltline Net Income, Altisource U.S. shall pay to the Sellers such deficiency, in each case in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.

2.7.    Allocation of Purchase Price.

(a)         The Purchase Price and the PV Assumed Liabilities shall be allocated among the Power Default Shares, the Homeward IP and IT, the PV Acquired Assets, and the Beltline Shares in accordance with Section 1060 of the Tax Code and the Treasury Regulations thereunder in a manner consistent with an allocation schedule (the “Purchase Price Allocation”), which Purchase Price Allocation shall be prepared by Altisource U.S. and provided to Sellers for their review and the Parties’ mutual agreement within one hundred twenty (120) days after the later to occur of the Homeward Closing Date and the Beltline Closing Date.  The Parties shall cooperate reasonably in attempting to reach such a mutual agreement. If the Purchase Price Allocation is not mutually agreed upon within such period, the Parties shall submit such dispute to the Arbitrator for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable Tax forms.  The Arbitrator’s review shall be final and binding on the parties except as otherwise required by a “determination” within the meaning of Section 1313(a) of the IRC or similar provision of other Tax law (a “Determination”). The fees and expenses of the Arbitrator shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Altisource U.S.

(b)         Each of the Parties shall (i) be bound by such Purchase Price Allocation for purposes of determining Taxes (but not for any other purpose), (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except in each case as otherwise required by a Determination.  If the Purchase Price Allocation is disputed by any Governmental Body with taxing authority, the Party receiving notice of such dispute shall promptly notify the other Parties hereto concerning the existence of, material developments regarding, and resolution of such dispute.

3.              REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, jointly and severally, represents and warrants to Altisource U.S. and Altisource S.à r.l. that the statements contained in this Section 3 are true and correct as of the date hereof and as of the Homeward Closing Date (subject to the condition set forth in Section 6.1(a)) and the Beltline Closing Date (subject to the condition set forth in Section 6.2(a)), except as specified to the contrary in the corresponding section (“Schedule”) of the disclosure schedule prepared by the Sellers accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.  Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto.

3.1.    Organization and Good Standing.

(a)         Each Seller and each Company is an entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with the Business.

(b)         Each Seller has the full power and authority to perform all of its obligations under the Transaction Documents.  Each Seller and each Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the conduct of the Business requires such qualification.

3.2.    Authority; No Conflict.

(a)         This Agreement constitutes the legal, valid, and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.  Upon the execution and delivery by the Sellers of the Transaction Documents to which they are a party, the Transaction Documents to which the Sellers are a party will constitute the legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.  The board of directors and shareholders of the Sellers and each Company, who are by applicable Legal Requirements required to approve and authorize the Transaction Documents and the Contemplated Transactions, have approved and authorized the Transaction Documents and the Contemplated Transactions, in each case without condition, limitation or restriction.  Each Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(b)         Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Company or any Seller, or (B) any resolution or authorization adopted by the board of directors or shareholders (as the case may be) of any Company or any Seller; (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization with respect to any Company, any Seller, the Acquired Enterprise, or the Business; (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any Company is a party or which is included in the Acquired Enterprise; or (iv) result in the imposition or creation of any Security Interest upon or with respect to any part of the Acquired Enterprise.  Other than obtaining the Required Approvals, and except as set forth on Schedule 3.2(b), none of the Sellers and none of the Companies are required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions, or to permit Altisource U.S., Altisource S.à r.l., and each Company to carry on the Business after Closing as it is currently conducted by the Sellers and each Company.

(c)          The Sellers and each Company have taken all action so that the entering into of this Agreement and the other Transaction Documents, and the consummation of the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Organizational Documents of the Sellers or any Company, or restrict the ability of Altisource U.S. and Altisource S.à r.l. to otherwise exercise the rights of the Sellers with respect to the Acquired Enterprise.

3.3.    Title to Properties; Capitalization; Security Interests.

(a)         The Sellers have good and marketable title to all of the capital stock and assets included in the Acquired Enterprise.  The Power Default Shares constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Power Default.  The Beltline Shares constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Beltline.

(b)         At the Homeward Closing, (i) the Power Default Shares will be transferred by Homeward Residential to Altisource U.S., free and clear of any Security Interest, (ii) Ocwen and Homeward Residential will transfer to Altisource S.à r.l. a valid and binding leasehold interest in the tangible and intangible property it leases that are included in the Homeward IP and IT, free and clear of any Security Interest, (iii) Ocwen and Homeward Residential will transfer to Altisource S.à r.l. good and marketable title to the tangible and intangible property it owns that are included in the Homeward IP and IT, free and clear of any Security Interest, (iv) Power Valuation will transfer to Altisource S.à r.l. a valid and binding leasehold interest in the tangible and intangible property it leases that are included in the PV Acquired Assets, free and clear of any Security Interest, and (v) Power Valuation will transfer to Altisource S.à r.l. good and marketable title to the tangible and intangible property it owns that are included in the PV Acquired Assets, free and clear of any Security Interest.  After giving effect to the Homeward

Closing, Power Default will have good and marketable title to all of its assets, free and clear of any Security Interest.

(c)          At the Beltline Closing, (i) the Beltline Shares will be transferred by Homeward Residential to Altisource U.S., free and clear of any Security Interest.  After giving effect to the Beltline Closing, Beltline will have good and marketable title to all of its assets, free and clear of any Security Interest.

(d)         Prior to the Homeward Closing, the Sellers and Power Default will have completed and consummated the Homeward Intercompany Transaction.  Prior to the Beltline Closing, the Sellers and Beltline will have completed and consummated the Beltline Intercompany Transaction.

(e)          The authorized, issued, and outstanding equity securities of each Company (including, without limitation, Equity Rights) are owned, beneficially and of record, by the Persons and in the amounts shown on Schedule 3.3(e).  All such securities have been validly issued.  No Person other than Altisource U.S. and Altisource S.à r.l. has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Power Default Shares, the Beltline Shares, or any other securities of any Company.  There are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Power Default Shares or the Beltline Shares, or other securities of or interests in each Company.  None of the outstanding equity securities or other securities of each Company was issued in violation of the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder) or any other Legal Requirement, as applicable.  No Company owns, and does not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Except as set forth on Schedule 3.3(e), the Companies do not have any direct or indirect subsidiaries or Affiliates.  No Company is, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking.

(f)           Each Company owns, or has a valid leasehold interest in, all of the tangible and intangible assets and properties necessary or used by each Company for the operation of their respective Businesses as conducted prior to the Closing Date.  There is no agreement, option, or other right or privilege outstanding in favor of any Person for the purchase of the assets of any Company.  The assets included in the Acquired Enterprise are sufficient for the continued conduct of the Business after the Homeward Closing and the Beltline Closing, as applicable, in substantially the same manner as conducted prior to the Homeward Closing and the Beltline Closing, respectively.

3.4.    Condition of Assets; Company Records.

(a)         The buildings, facilities, structures, improvements, and equipment included in the Acquired Enterprise are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, facilities, structures, improvements, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)         The books of account and other records of each Seller and each Company are true, complete and correct in all material respects and have been maintained in accordance with GAAP, as applicable, and sound business practices, including the maintenance of an adequate system of internal controls.

(c)          A true copy of the Organizational Documents of each Company has been delivered to Altisource U.S. by the Sellers on or before the date hereof.  Such Organizational Documents of each Company as so delivered constitute all of the organizational documents of each Company, are complete and correct and are in full force and effect.

(d)         The original or true copies of all corporate records of each Company have been made available to Altisource U.S. for review prior to the date hereof.  Such records have been maintained in accordance with applicable Legal Requirements and contain complete and accurate:

(i)                                     minutes of all meetings of the board of directors, any committee thereof and the shareholders of each Company held since the date of incorporation or continuance, as the case may be;

(ii)                                  originals of all resolutions of the directors, any committee thereof and the shareholders of each Company passed by signature in writing since the date of organization; and

(iii)                               all waivers, notices and other documents required by Legal Requirements to be contained therein;

and reflect all actions taken and resolutions passed by the board of directors and shareholders of each Company since the date of incorporation or continuance, as the case may be.  All resolutions contained in such records have been duly passed and all such meetings have been duly called and held.  The share certificate books, register of shareholders, register of transfer and register of directors of each Company, as applicable, are complete and accurate and any applicable Taxes payable in respect of all securities of each Company have been duly paid.

(e)          The list of directors and officers on Schedule 3.4(e) hereto constitutes a complete and accurate list of all officers and directors of each Company.

3.5.    Taxes.

(a)         All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by the Sellers and each Company or with respect to the Acquired Enterprise have been duly and timely filed, and all such Tax Returns were true, correct, and complete in all material respects.  All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Sellers and each Company have been timely paid in full.  All Taxes that the Sellers and each Company were obligated to withhold from amounts paid or owing to any employee, creditor, partner or third party have been paid over to the proper

Governmental Body in a timely manner, to the extent due and payable, and any Tax Returns with respect to such Taxes are true, correct, and complete in all material respects.  No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by the Sellers or the Companies or with respect to the Acquired Enterprise, or with respect to the assessment of any Taxes due from the Sellers or the Companies.  No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Sellers, the Companies or the Acquired Enterprise, and, to the Knowledge of the Sellers, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Sellers, the Companies or the Acquired Enterprise.  There is no audit, examination or other proceeding with respect to any Tax Return of the Sellers, the Companies or the Acquired Enterprise in progress, and no Governmental Body has notified the Sellers or any Company that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Sellers or the Companies or with respect to the Acquired Enterprise.  There are no matters under discussion with any Governmental Body with respect to Taxes that would reasonably be expected to result in an additional amount of Taxes, and, to the Knowledge of the Sellers, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes.  No Security Interests for Taxes exist with respect to any assets or properties of the Acquired Enterprise.  The Sellers and each Company have disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the IRC or to a similar penalty under the Legal Requirements of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Body all positions or transactions relating to Taxes that are required to be disclosed under the Legal Requirements of any jurisdiction to which the Sellers and each Company is subject.  Each Company has heretofore delivered to Altisource U.S. true, correct and complete copies of all of the federal and state Tax Returns of the Sellers as it relates to the Acquired Enterprise, and of each Company, for the respective tax years ended December 31, 2012, December 31, 2011, and December 31, 2010, and no amendments or other changes have been made thereto since the date of such delivery.

(b)         The Sellers and each Company have made adequate provision in their financial statements (in accordance with GAAP, utilizing the accrual method of accounting notwithstanding any determination that such method is not required in order to comply with GAAP) for all unpaid Taxes of the Sellers and each Company, and the charges, accruals, and reserves with respect to unpaid Taxes on the books of the Sellers and each Company are adequate (as determined in accordance with GAAP) and are at least equal to the liabilities of the Sellers and each Company for unpaid Taxes.  Since December 31, 2012, neither the Sellers nor the Companies have incurred any liability for Taxes other than in the Ordinary Course.

(c)          Neither the Sellers nor the Companies have ever been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than the group that includes the Sellers and the Companies, and for which Ocwen Financial Corporation or Homeward Residential is the common parent) and none of the assets of the Sellers and the Companies, or of the Acquired Enterprise, would reasonably be expected to be subject to levy for the Tax liabilities of the Sellers, the Companies, or any other person or entity under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), including as a transferee or successor, by contract, or otherwise.  Neither the Sellers nor the Companies are a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreements.

(d)         No claim has ever been made by an authority in a jurisdiction where the Sellers and the Companies do not file Tax Returns that any Seller or any Company is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of the Sellers, is there any factual or legal basis for any such claim.

(e)          Neither the Sellers nor the Companies is a “foreign person” within the meaning of Sections 1445 and 7701 of the IRC.  Neither the Sellers nor the Companies have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(f)           Neither the Sellers nor the Companies are required to make any adjustment under IRC Section 481(a) by reason of a change in method of accounting.

3.6.    Employee Benefits.

(a)         Except as disclosed on Schedule 3.6(a), no other corporation, trade, business, or other entity, other than the Sellers and each Company, would, together with the Sellers and each Company, now or in the past constitute a single employer within the meaning of Section 414 of the IRC.  The Sellers, the Companies, and any other entities which now or in the past constitute a single employer within the meaning of IRC Section 414 are hereinafter collectively referred to as the “Company Group”.

(b)         Schedule 3.6(b) contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Company Group (“Employees”), and indicating, with respect to each, the plans for which each Company maintains or contributes to on behalf of its Employees:

(i)                                     Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or

(ii)                                  Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute to, contingent or otherwise, or to which any member of the Company Group has any liability.

The plans, programs, policies, or arrangements described in subparagraph (i) or (ii) above are hereinafter collectively referred to as the “Company Plans”.  The Sellers have delivered to Altisource U.S. true and complete copies of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the following: (1)  all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Plan, or if there are no such documents evidencing the Company Plan, a full description of the Company Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Plan, (3) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years with respect to each Company Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Company Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”) with respect to such Company Plans; (6) attorney’s response to an auditor’s request for information for each of the three most recently completed plan years for each Company Plan; and (7) financial statements and actuarial reports, if any for each Company Plan for the three most recently completed plan years.

(c)          Except as to those plans identified on Schedule 3.6(c) as tax-qualified Company Plans (the “Company Qualified Plans”), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of IRC Section 401(a).  The IRS has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under IRC Section 401(a) and that any related trust is exempt from taxation under IRC Section 501(a), and such determination letters remain in effect and have not been revoked.  Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan have been delivered to Altisource U.S.  Except as disclosed on Schedule 3.6(c), no Company Qualified Plan has been amended since the issuance of each respective determination letter.  The Company Qualified Plans currently comply in form with the requirements under IRC Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(d)         No issue concerning the qualification of the Company Qualified Plans is pending before or is threatened by the IRS.  The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a).  No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts.

(e)          Any Company Qualified Plan which is required to satisfy IRC Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, IRC Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Homeward Closing Date and the Beltline Closing Date, as applicable.

(f)           Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

(g)          Except as expressly identified on Schedule 3.6(g), no termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

(h)         No member of the Company Group maintains or has maintained an “employee benefit pension plan” within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.

(i)             Except as listed in Schedule 3.6(i), any Company Plan can be terminated on or prior to the Homeward Closing Date and the Beltline Closing Date, as the case may be, without liability to any member of the Company Group, Altisource U.S., or Altisource S.à r.l., including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Interim Financial Statements.

(j)            Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements to be paid as a contribution to each Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable Legal Requirements to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan.  The liabilities of each other plan are properly and accurately reported on the financial statements and records of the Sellers and each Company.  The assets of each Company Plan are reported at their fair market value on the books and records of each plan.

(k)         No member of the Company Group has any past, present, or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

(l)             No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in IRC Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in IRC Section 4975 or ERISA Section 406).  All members of the Company Group and all “fiduciaries” (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404.  No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which would reasonably be expected to lead to the imposition of an excise tax under IRC or a fine under ERISA.  Except as set forth on Schedule 3.6(l), no member of the Company Group is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of a member of the Company Group’s engaging in a prohibited transaction under

ERISA or the IRC, and the Sellers have no Knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result or a breach of fiduciary duty under ERISA.

(m)     Each member of the Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.  Each member of the Company Group has also complied with the portability, access, and renewability provisions of Section K, Chapter 100 of the IRC and Section 701 et. seq. of ERISA.

(n)         Except as disclosed on Schedule 3.6(n), no member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.  No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in IRC Section 280G(b) (determined without regard to IRC Section 280G(b)(2)(A)(ii)).

(o)         Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.  Except as disclosed on Schedule 3.6(o), the consummation of the Contemplated Transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Employees may be entitled thereunder.

(p)         Except as listed in Schedule 3.6(p), no member of the Company Group has any obligation to any retired or former employee or any current employee of any Seller or any Company upon retirement or termination of employment under any Company Plan.  Except as listed in Schedule 3.6(p), no member of the Company Group maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to employees of the Sellers and the Companies.

(q)         Except as disclosed on Schedule 3.6(q), no member of the Company Group has made representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of a member of the Company Group that Employees rendering services to such client or customer are not “leased employees” (within the meaning of Section 414(n) of the IRC) or that such Employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a “Pension Benefit Plan”) of such client or customer relating either to (i) providing benefits to employees of the member of the Company Group under a Pension Benefit Plan or (ii) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of Employees.

(r)            Except as set forth on Schedule 3.6(r), neither the Sellers or the Companies maintain any “nonqualified deferred compensation plans” within the meaning of IRC Section 409A.  Each nonqualified deferred compensation plan that is subject to IRC Section 409A complies in form and in operation with paragraphs (2), (3) and (4) of IRC Section 409A and no amount thereunder is or may become subject to IRC Section 409A(1).

3.7.    Compliance with Legal Requirements; Governmental Authorizations.

(a)         Except as set forth in Schedule 3.7(a): (i) the Sellers and the Companies have complied in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business, or the ownership or use of any of the assets of the Acquired Enterprise; (ii) to the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Sellers or the Companies of, or a failure on the part of the Sellers or the Companies to comply with, any material Legal Requirement in the conduct of the operation of the Business; and (iii) neither the Sellers nor the Companies have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of the Business.

(b)         Schedule 3.7(b) contains a complete and accurate list of each Governmental Authorization that is held by the Sellers and the Companies with respect to the Acquired Enterprise.  Each Governmental Authorization listed or required to be listed in Schedule 3.7(b) is valid and in full force and effect.  Except as set forth in Schedule 3.7(b): (i) the Sellers and the Companies have complied in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.7(b); (ii) to the Sellers’ Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.7(b); and (iii) neither the Sellers nor the Companies have received any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization.

3.8.    Legal Proceedings; Orders.

(a)         Except as set forth on Schedule 3.8, there is no pending Proceeding: (i) that has been commenced by or against the Sellers or the Companies with respect to the Business or the Acquired Enterprise; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of the Sellers, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed in Schedule 3.8 are not reasonably expected to have a Material Adverse Effect on the Acquired Enterprise, or any of the operations, condition, or prospects of the Business.

(b)         Except as set forth in Schedule 3.8: (i) there is no Order to which the Sellers or the Acquired Enterprise is subject; and (ii) to the Knowledge of the Sellers, no employee of the Sellers and the Companies with respect to the Acquired Enterprise is subject to any Order that prohibits such officer, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.9.                            Financial Statements.

(a)         Schedule 3.9(a) sets forth (a) the unaudited balance sheet of the Sellers with respect to the Acquired Enterprise, and each Company, as of September 30, 2012, September 30, 2011, and September 30, 2010, and the related statement of income of the Sellers with respect to the Acquired Enterprise, and each Company, for the fiscal year then ended, together with all related schedules and supporting information with respect thereto (collectively referred to herein as the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Sellers with respect to the Acquired Enterprise, and each Company, as of February 28, 2013, and the related unaudited statement of income for the five (5) month period ended February 28, 2013, together with all related schedules and supporting information with respect thereto (collectively referred to herein as the “Interim Financial Statements”) (the Annual Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements”).  The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Sellers and the Companies, (ii) present fairly in all material respects the financial condition and results of operations of the Sellers with respect to the Acquired Enterprise, and each Company, as of the dates thereof or for the periods covered thereby, each in accordance with GAAP consistently applied (except (x) as may be indicated in the footnotes thereto and/or (y) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments), and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practice subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

(b)         The Acquired Enterprise has no Liabilities of a type required to be reflected in or reserved for on a balance sheet prepared in accordance with GAAP as in effect on the date of this Agreement, except for (i) Liabilities reflected and reserved against on the face (rather than in any notes thereto) of the Financial Statements, (ii) trade accounts payable which have arisen after the Interim Financial Statements in the Ordinary Course, and (iii) Liabilities that are disclosed on Schedule 3.9(b).

(c)          Schedule 3.9(c) sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect Indebtedness of the Sellers with respect to the Acquired Enterprise, and each Company, as well as Indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Acquired Enterprise.  The Sellers have made available to Altisource U.S. a true, correct, and complete copy of each of the items required to be listed on Schedule 3.9(c).  After giving effect to the Homeward Closing, Power Default will not have any Indebtedness.  After giving effect to the Beltline Closing, Beltline will not have any Indebtedness.

3.10.                     Absence of Certain Changes and Events.

(a)         Since January 1, 2013, there has not been any material adverse change in the operations, properties, assets, or condition of the Acquired Enterprise or the Business, and to the Knowledge of the Sellers, no event has occurred or circumstance exists that may result in such a material adverse change.  Except as set forth in Schedule 3.10, since January 1, 2013, the

Acquired Enterprise has conducted the Business only in the Ordinary Course.

(b)         Since January 1, 2013, there has not been any: (i) payment or increase by the Sellers or the Companies of any bonuses, salaries, or other compensation to any employee of the Acquired Enterprise or entry into any employment, severance, or similar Contract with any employee of the Acquired Enterprise, except Ordinary Course raises which do not exceed three percent (3%) in the aggregate; (ii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Enterprise; (iii) damage to or destruction or loss of any asset or property of the Acquired Enterprise, whether or not covered by insurance, adversely affecting the assets, business, financial condition, or prospects of the Acquired Enterprise or the Business; (iv) entry into, termination of, or receipt of notice of termination of any material agreement with respect to operation of the Acquired Enterprise or the Business; (v) sale, lease, or other disposition of any material amount of assets of the Acquired Enterprise; (vi) cancellation or waiver of any material claims or rights with respect to the Acquired Enterprise or the Business; (vii) change in the authorized or issued equity securities of the Companies; grant of any option or right to purchase equity securities of the Companies; issuance of any security convertible into such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Companies of any equity securities; or declaration or payment of any dividend or other distribution or payment in respect of the equity securities of the Companies; (viii) amendment to the Organizational Documents of the Companies; (ix) commitment by the Acquired Enterprise to expend material funds, except for such commitments arising in the Ordinary Course; (x) change in the accounting methods used by the Acquired Enterprise; or (xi) agreement, whether oral or written, by the Sellers or the Companies to do any of the foregoing.

3.11.                     Contracts; No Defaults.

(a)         Schedule 3.11(a) contains a complete and accurate list, and the Sellers have delivered to Altisource U.S. true and complete copies, of: (i) each Contract included in the Acquired Enterprise that involves performance of services or delivery of goods or materials by the Sellers or the Companies of an amount or value in excess of Five Thousand Dollars ($5,000.00) or having a noncancellable term of more than 60 days; (ii) each Contract included in the Acquired Enterprise that involves performance of services or delivery of goods or materials to the Sellers or the Companies of an amount or value in excess of Five Thousand Dollars ($5,000.00) or having a noncancellable term of more than 60 days; (iii) each Contract included in the Acquired Enterprise pursuant to which the Sellers or the Companies license other persons to use any of the assets of the Acquired Enterprise or has agreed to support, maintain, upgrade, enhance, modify, or consult with respect to any such assets; (iv) each Contract included in the Acquired Enterprise pursuant to which other persons license the Sellers or the Companies to use the Licensed Software; (v) each Contract included in the Acquired Enterprise that was not entered into in the Ordinary Course; (vi) each license, lease, installment and conditional sale agreement, and other Contract included in the Acquired Enterprise affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the assets of the Sellers or the Companies; (vii) each joint venture, partnership, and other Contract (however named) included in the Acquired Enterprise involving a sharing of profits, losses, costs, or liabilities by the Sellers or the Companies with any other Person; (viii) each Contract included in the Acquired

Enterprise containing covenants that in any way purport to materially restrict the business activity of the Sellers or the Companies, or limit the freedom of the Sellers or the Companies to engage in any line of business or to compete with any Person; (ix) each power of attorney included in the Acquired Enterprise of the Sellers or the Companies that is currently effective and outstanding; (x) each Contract included in the Acquired Enterprise of the Sellers or the Companies for capital expenditures; and (xi) each material written warranty, guaranty, and or other similar undertaking included in the Acquired Enterprise with respect to the Sellers, the Companies, or the Business (collectively, the “Material Contracts”).

(b)         Except as set forth in Schedule 3.11(b): (i) the Sellers and the Companies have complied with all material terms and requirements of the Material Contracts; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Sellers, the Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Material Contracts; (iii) the Sellers and the Companies have not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, the Material Contracts; (iv) each Material Contract is legal, valid, binding, enforceable, and in full force and effect; (v) the Sellers and the Companies have not, and to the Knowledge of the Sellers, no party to any Material Contract has, repudiated any material provision thereof; and (vi) there are no material disputes, oral agreements, or forbearance programs in effect as to any Material Contract.

(c)          There are no material renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Sellers or the Companies under the Material Contracts, with any Person and to the Knowledge of the Sellers, no such Person has made written demand for such renegotiation.

3.12.                     Insurance.

The Sellers have delivered to Altisource U.S. a true and complete summary of all policies of insurance to which the Sellers and the Companies are a party with respect to the Acquired Enterprise, or under which the Sellers and the Companies with respect to the Acquired Enterprise are or have been covered at any time since January 1, 2009.  Schedule 3.12 lists all insurance policies to which the Sellers and the Companies with respect to the Acquired Enterprise are a party or under which the Sellers and the Companies with respect to the Acquired Enterprise are covered.  Neither the Sellers nor the Companies have received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.13.                     Environmental Matters.

(a)         The Sellers and the Companies are, and at all times have been, in material compliance with, and have not been and are not in material violation of or liable under, any Environmental Law applicable to the Acquired Enterprise.  Neither the Sellers nor the

Companies have received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facility, or (iii) any other third-party, of any actual or potential violation or failure to comply with any Environmental Law applicable to the Acquired Enterprise, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facilities, the Business, or with respect to any property or facility at or to which Hazardous Materials were Released, generated, transferred, imported or used by the Sellers or the Companies with respect to the Acquired Enterprise.

(b)         Neither the Sellers nor the Companies have received, with respect to the Acquired Enterprise, any citation, directive, inquiry, request for information, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facilities, the Business, or products or materials generated, transferred, imported, used, recycled, or disposed of by the Sellers or the Companies or with respect to any property or facility at or to which Hazardous Materials were Released, generated, transferred, imported, used, recycled, or disposed of by the Sellers or the Companies or any other Person with respect to the Facilities.  Neither the Sellers nor the Companies have transported nor arranged for the transportation of any Hazardous Materials currently or formerly located on, in at, under around or affecting the Facilities or any real property to any location which is the subject of any action, suit or proceeding relating to Hazardous Materials or any Environmental Law.

(c)          Neither the Sellers nor the Companies have any Environmental, Health, and Safety Liabilities with respect to any Facility or the Business, or any other properties and assets in which the Sellers or the Companies (or any predecessor) with respect to the Acquired Enterprise had an interest.

(d)         There are no Hazardous Materials present on, in, at, or under any Facility or in the Environment at any Facility except those Hazardous Materials (i) held in material compliance with all applicable Environmental Laws, and (ii) the presence of which would not trigger any reporting, clean up or remedial obligation pursuant to any Environmental Law.

(e)          The Sellers have delivered to Altisource U.S. true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Sellers, the Companies, or their agents pertaining to Hazardous Materials on, in, at, under, above, about, around or affecting any Facility, or concerning compliance by the Sellers, the Companies or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(f)           There are no above-ground or underground storage tanks, whether in use or closed, on, in, at, under, above, about, around or affecting any Facility.  Schedule 3.13(f) also contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Sellers and the Companies at or from any Facility.  All such tank removals were performed in accordance with all applicable Legal Requirements and Environmental Laws, and no soil or groundwater contamination resulted from the operation or removal of such tanks.

3.14.                     Facilities.

(a)         Neither the Sellers nor the Companies own any real property which is applicable to, or used in, the Acquired Enterprise.

(b)         Schedule 3.14(a) describes the Facilities leased by the Sellers and the Companies from third parties in the conduct of the Business of the Acquired Enterprise.  Neither the Sellers nor the Companies lease any real property in the conduct of the Business of the Acquired Enterprise except the Facilities set forth on Schedule 3.14(a).  No landlord of any such Facilities has a mortgage which ranks in priority to the applicable real property lease, except to the extent the Sellers or the Companies have an agreement not to disturb the Sellers’, the Companies’, or their assignee’s possession thereof while the Sellers, the Companies, or their assignee is not in default under the applicable real property lease.  The current uses of such Facilities comply with applicable Legal Requirements.

(c)          With respect to the Facilities: (i) each Facility has received all approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with applicable Legal Requirements; (ii) there are no material management, maintenance, service, and operating contracts or agreements affecting any Facility or any portion hereof for which the Sellers or the Companies shall have any material obligation or which shall encumber any portion of any Facility; (iii) there are no use and occupancy restrictions, rights of way, exceptions, variances, reservations, or limitations affecting any Facility other than those imposed by any local zoning ordinances and building codes; (iv) there are no assessments made against any portion of the real property in respect to the Facilities by any Governmental Body which are unpaid (except ad valorem Taxes for the current year and current utility charges), whether or not they have become Security Interests, and whether or not they are due in installments; and (v) to the Knowledge of the Sellers, there are currently no zoning applications, modification, variances, appeals, or litigation affecting the real property with respect to the Facilities.

3.15.                     Employees.

(a)         Schedule 3.15(a) contains a list of the following information for each full-time, part-time or temporary employee or manager of the Sellers and the Companies with respect to the Acquired Enterprise, including each employee on leave of absence or layoff status: name; job title; current employment status and current compensation.  Schedule 3.15(a) also contains a list of all Contracts of employment to which the Sellers and the Companies with respect to the Acquired Enterprise is a party, except for Contracts which can be terminated without liability upon not more than thirty (30) days notice.

(b)         To the Knowledge of the Sellers, no employee of the Sellers and the Companies with respect to the Acquired Enterprise is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee, or (ii) the ability to conduct the Business.  To the Knowledge of the Sellers, no key employee of the Sellers and the Companies with respect to the Acquired Enterprise intends to terminate such employee’s employment.

3.16.                     Labor Relations; Compliance.

(a)         Neither the Sellers nor the Companies with respect to the Acquired Enterprise is a party to any collective bargaining or other labor contract, including any obligation under any agreement regarding rates of pay or working conditions of any employees of the Sellers and the Companies with respect to the Acquired Enterprise.  There has not been, there is not presently pending or existing, and to the Knowledge of the Sellers, there is not threatened with respect to the Sellers and the Companies with respect to the Acquired Enterprise, or the Business, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any pending proceeding against or affecting the Sellers and the Companies with respect to the Acquired Enterprise relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Sellers and the Companies with respect to the Acquired Enterprise, or (c) any application for certification of a collective bargaining agent.  To the Knowledge of the Sellers, no event has occurred or circumstance exists that would reasonably be expected to provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees of the Acquired Enterprise by the Sellers or the Companies, and no such action is contemplated.  The Sellers and the Companies have complied with all material Legal Requirements applicable to the Acquired Enterprise relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.

(b)         Schedule 3.16 contains a complete list of existing or threatened employment-related lawsuits and/or governmental administrative proceedings to which the Sellers and the Companies with respect to the Acquired Enterprise is currently a party.

3.17.                     Intellectual Property.

(a)         Schedule 3.17 sets forth a list of all Contracts relating to the Intellectual Property Assets of the Acquired Enterprise.  There are no outstanding and, to the Knowledge of the Sellers, no threatened, disputes or disagreements with respect to any such Contract.  The Intellectual Property Assets owned or licensed by the Sellers and the Companies with respect to the Acquired Enterprise are all those necessary for the operation of the Business as currently conducted.  Except as set forth on Schedule 3.17, neither the Sellers nor the Companies have or use any Patents, Marks, or Copyrights in connection with the Acquired Enterprise.  Except for the Licensed Software, the Sellers and the Companies do not use any patents, trademarks, service marks, trade secrets or copyrights of any Person with respect to the Business.

(b)         The Sellers and the Companies have used reasonable commercial efforts to protect the secrecy, confidentiality, and value of the Trade Secrets of the Acquired Enterprise.  To the Sellers’ Knowledge, the Sellers and the Companies have good title and an absolute right to use the Trade Secrets of the Acquired Enterprise.  To the Sellers’ Knowledge, the Trade Secrets of the Acquired Enterprise are not part of the public knowledge or literature (unless disclosed in a patent), and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Sellers or the Companies with respect to the Acquired Enterprise.  To the Sellers’ Knowledge, no Trade Secret of the Acquired Enterprise is subject to any adverse claim or has been challenged or threatened in any material way.  To the Sellers’ Knowledge, the Sellers and the Companies have not given any Person the right to use or disclose any Trade Secret of the Acquired Enterprise at any time in the future.

(c)          The Sellers and the Companies have all of the right, title, and interest in and to the source code and the object code in respect to the Owned Software of the Acquired Enterprise.  The Licensed Software and the Owned Software of the Acquired Enterprise constitute all of the computer programs necessary to conduct the Business as currently conducted.  Except as specified in Schedule 3.17(c): (A) no agreement, license or other arrangement pertaining to any of the Licensed Software of the Acquired Enterprise to which the Sellers or the Companies are a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions; and (B) all licenses covering Licensed Software of the Acquired Enterprise are of perpetual duration (subject to provisions allowing the Sellers and the Companies to terminate and provisions allowing the respective licensors to terminate in the event of a breach by the Sellers or the Companies).

(d)         The current use by the Sellers and the Companies of any Intellectual Property Assets of the Acquired Enterprise in the Business does not (A) infringe on any patent, trademark, service mark, copyright or other right of any other Person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to the Sellers and the Companies with respect to the Acquired Enterprise, or (C) except in the case of fees and royalties paid to the licensors of Licensed Software of the Acquired Enterprise set forth on Schedule 3.17(c), entitle any other Person to any interest therein, or right to compensation from the Sellers, the Companies, or any of their successors or assigns, by reason thereof.  The Sellers and the Companies have not received any complaint, assertion, threat or allegation or otherwise have notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence.

3.18.                     Relationships with Related Persons.

Except as set forth on Schedule 3.18, no Related Person of any Seller has or has had, any material interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Acquired Enterprise.  Except as set forth on Schedule 3.18, no Related Person of any Seller owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Acquired Enterprise.

3.19.                     Brokers or Finders.

Neither the Sellers nor the Companies have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.20.                     Disclosure.

The representations and warranties contained in this Section 3 (including the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 3 not misleading.

4.              REPRESENTATIONS AND WARRANTIES OF ALTISOURCE U.S. AND ALTISOURCE S.À R.L.

Altisource U.S. and Altisource S.à r.l., jointly and severally, represent and warrant to the Sellers that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and as applicable, will be true, correct and complete as of the Homeward Closing Date and the Beltline Closing Date, as follows:

4.1.    Organization and Good Standing.

Each of Altisource U.S. and Altisource S.à r.l. is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.  Altisource U.S. is a subsidiary of Altisource S.à r.l.

4.2.    Authority; No Conflict.

(a)         This Agreement and the other Transaction Documents to which Altisource U.S. and Altisource S.à r.l. are a party constitute the legal, valid, and binding obligation of Altisource U.S. and Altisource S.à r.l., enforceable against Altisource U.S. and Altisource S.à r.l. in accordance with its terms.  Altisource U.S. and Altisource S.à r.l. have the right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its respective obligations under such Transaction Documents.

(b)         Neither the execution and delivery of the Transaction Documents by Altisource U.S. or Altisource S.à r.l., nor the consummation or performance of any of the Contemplated Transactions by Altisource U.S. or Altisource S.à r.l., will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of the Organizational Documents of Altisource U.S. or Altisource S.à r.l.; (ii) any resolution adopted by the board of directors or the shareholders of Altisource U.S. or Altisource S.à r.l.; or (iii) any Legal Requirement or Order to which Altisource U.S. or Altisource S.à r.l. may be subject.  Other than obtaining the approval of its respective board of directors and shareholders, neither Altisource U.S. nor Altisource S.à r.l. is required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.    Certain Proceedings.

There is no pending Proceeding that has been commenced against Altisource U.S. or Altisource S.à r.l. that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Altisource U.S. and Altisource S.à r.l., no such Proceeding has been threatened.

4.4. Brokers or Finders.

Neither Altisource U.S., Altisource S.à r.l., nor their respective directors, officers and agents, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5.    Disclosure.

The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 4 not misleading.

4.6.    Availability of Funds.

Each of Altisource U.S. and Altisource S.à r.l. has cash available or has existing borrowing facilities (and will continue to have such cash available or existing borrowing facilities) that together are sufficient to enable it to consummate the Contemplated Transactions.

5.              COVENANTS

5.1.    Access and Investigation.

Between the date of this Agreement and each of the Homeward Closing Date and the Beltline Closing Date, the Sellers will, and will cause the Companies and each of their respective Representatives to, (a) afford Altisource U.S., Altisource S.à r.l., and their Representatives (collectively, the “Altisource Advisors”) reasonable access during normal business hours to the Sellers, the Acquired Enterprise, and their the personnel, payroll information, Facilities, properties, contracts, books and records, Organizational Documents and minute records, and other documents and data of the Sellers and the Companies with respect to the Acquired Enterprise, (b) furnish Altisource Advisors with copies of all such contracts, books and records, and other existing documents and data as Altisource Advisors may reasonably request, and (c) furnish Altisource Advisors with such additional financial, payroll, operating, and other data and information as Altisource Advisors may reasonably request.

5.2.    Operation of the Business.

Between the date of this Agreement and each of the Homeward Closing Date and the Beltline Closing Date (as applicable and as the case may be), the Sellers will use Best Efforts to, and will use Best Efforts to cause each Company to: (a) operate the Business (or otherwise conduct the Business) only in the Ordinary Course; (b) preserve intact the current business organization, keep available the services of the current employees and agents, and maintain the relations and goodwill with suppliers, landlords, creditors, employees, agents, and others having business relationships with the Business; (c) confer with Altisource U.S. concerning operational matters of the Business of a material nature outside of the Ordinary Course; and (d) otherwise report periodically to Altisource U.S. concerning the status of the Business, and the Acquired Enterprise.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and each of the Homeward Closing Date and the Beltline Closing Date (as applicable and as the case may be), the Sellers will not, and the Sellers will cause each Company not to, without the prior consent of Altisource U.S., take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.10 would reasonably be expected to occur.

5.3.    Required Approvals.

(a)         Each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the transaction contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals.  Without limiting the foregoing, each of the Parties agrees (i) to submit the HSR filing within the fifth Business Day after the date of this Agreement and to submit promptly thereafter any filings required by antitrust regulations of other jurisdictions including foreign countries; (ii) to use reasonable best efforts to comply as expeditiously as possible with all lawful requests of the Federal Trade Commission, the Antitrust Division, or other governmental competition authorities (“Antitrust Agencies”) for additional information or documents; (iii) to use reasonable best efforts to cause the expeditious termination of the HSR Act waiting period; (iv) subject to Legal Requirements, to inform promptly the other party of any material communications from any Antitrust Agency regarding the transaction contemplated by this Agreement and provide copies to the other party of all correspondence with any Antitrust Agency relating to this Agreement; and (v) subject to Legal Requirements, to provide promptly to the other Party such information as the other Party may reasonably request in order to enable it to prepare the filings, reports, documents and other materials referred to in this section.  Nothing in this Section 5.3(a) shall require Altisource U.S., Altisource S.à r.l., or any of their Affiliates to dispose of any assets of Altisource U.S., Altisource S.à r.l., their Affiliates, or any portion of the Acquired Enterprise, or take any action that is reasonably likely to have a Material Adverse Effect on Altisource U.S., Altisource S.à r.l., or any of their Affiliates, or the results of operations or condition (financial or otherwise) of any portion of the Acquired Enterprise.

(b)         The Sellers will use commercially reasonable efforts to receive all necessary Consents (i) of each Governmental Body from which Consent may be required to consummate the Contemplated Transactions (except for the HSR Act, which is addressed in Section 5.3(a) above), (ii) of all lenders, lessors, development authorities, joint venturers, and other Persons (x) whose consent may be required to permit the consummation of the Contemplated Transactions or to provide the Purchaser the full right, title, benefits, and interest of the Sellers in and to the Acquired Enterprise, or (y) who may have a Security Interest on any portion of the Acquired Enterprise (and further to obtain termination and transfer agreements from each lessor (including but not limited to the requisite UCC-3 termination statements)), and (iii) with respect to each other matter, and from each other Person, specifically identified on Exhibit A hereof (the “Required Approvals”).  The Purchaser shall use commercially reasonable efforts to cooperate with the Sellers in obtaining all such consents described in this Section 5.3(b).

5.4.    No Negotiation.

Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Sellers will negotiate exclusively with Altisource U.S. and Altisource S.à r.l. with respect to the Contemplated Transactions.  The Sellers further agree not to, and will cause each Company not to, solicit or consider other proposals concerning the sale of any part of the Acquired Enterprise, or provide information with respect to the Business or any part of the Acquired Enterprise to other entities expressing interest in acquiring, leasing or managing any part of the Acquired Enterprise whether for themselves or others, or to divulge or otherwise disclose any information to such entities regarding any aspects of the Contemplated Transactions, including but not limited to, purchase price, terms, or status of negotiations and discussions between the Sellers, Altisource U.S., Altisource S.à r.l., or their authorized representatives.  The Sellers shall, and the Sellers shall cause each Company to, notify Altisource U.S. and Altisource S.à r.l. if any such proposal is made or if discussions have occurred that would reasonably be expected to give rise to such a proposal.

5.5.    Best Efforts.

Between the date of this Agreement and each of the Homeward Closing Date and the Beltline Closing Date (as applicable and as the case may be), each of the Parties will use their respective Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.  The Sellers will, and will cause each Company to, use their Best Efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, employee or other business associate of the Acquired Enterprise from maintaining the same business relationships with Altisource U.S., Altisource S.à r.l., and each Company after the Homeward Closing and the Beltline Closing (as applicable and as the case may be) as it maintained with the Sellers and each Company prior to the Homeward Closing and the Beltline Closing (as applicable and as the case may be).

5.6.    Litigation Support.

Following the Homeward Closing and the Beltline Closing (as applicable and as the case may be), in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Homeward Closing Date and the Beltline Closing Date (as applicable and as the case may be) involving any Party, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

5.7.    Tax Matters.

(a)         General.  For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Effective Time (a “Straddle Period”), such apportionment shall be made assuming each Seller and each Company had a taxable year that ended at the Homeward Effective Time or the Beltline Effective Time, as the case may be.  In the case of property Taxes and other Taxes that apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending at the Homeward Effective Time or the Beltline Effective Time, as the case may be, shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Homeward Effective Time or the Beltline Effective Time, as the case may be, and the denominator of which shall be the total number of days in the period.  All other Taxes for any Tax Return that involves a Straddle Period shall be based upon the actual events and transactions that occur within such Straddle Period.

(b)         Tax Indemnification.

(i)                                     The Sellers shall be responsible for and pay and shall indemnify and hold harmless Altisource U.S. and Altisource S.à r.l. from and against all Taxes of or applicable to the Acquired Enterprise for any Tax year or Tax period ending on or before the Homeward Effective Time and the Beltline Effective Time, as the case may be, and, in the case of a Straddle Period, to the extent apportioned to the period that ends at the Homeward Effective Time or the Beltline Effective Time, as the case may be, in accordance with paragraph (a) of this section, except to the extent that Taxes have been accrued as a liability that has been included in the computation of Net Working Capital as of the Homeward Effective Time or the Beltline Effective Time, as the case may be.

(ii)                                  Altisource U.S. and Altisource S.à r.l. shall be responsible for and shall indemnify and hold harmless the Sellers against all Taxes of or with respect to the Acquired Enterprise for all Tax years or Tax periods ending after the Homeward Effective Time or the Beltline Effective Time, as the case may be, or, with respect to a Straddle Period, to the extent apportioned to the period after the Homeward Effective Time or the Beltline Effective Time, as the case may be, in accordance with paragraph (a) of this section.

(c)          Tax Contests.

(i)                                     For periods following the Homeward Effective Time or the Beltline Effective Time, as the case may be, Altisource U.S. and Altisource S.à r.l. on the one hand, and the Sellers on the other hand (as the case may be) who receives notice of a Tax audit or other proceeding shall promptly notify the other Party in writing of any such audit or proceeding or any proposed assessment or the commencement of any tax contest or any demand or claim on Altisource U.S., Altisource S.à r.l., their Affiliates, or any applicable portion of the Acquired Enterprise that, if determined adversely to the taxpayer or after the lapse of time, would reasonably be expected to be grounds for an indemnification claim by Altisource U.S. and Altisource S.à r.l. against the Sellers under paragraph (b) of this section (a “Tax Contest”).  Such notice shall contain factual information (to the extent known to Altisource U.S., Altisource S.à r.l., the Sellers, its Affiliates

or the Companies) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(ii)                                  In the case of a Tax Contest that relates to taxable periods ending on or before the Homeward Effective Time or the Beltline Effective Time, as the case may be, the Sellers shall have the sole right, at their expense, to control the conduct of such Tax Contest; provided, however, that the Seller Representative shall seek Altisource U.S.’ and Altisource S.à r.l.’s prior written consent of any settlement or compromise of such Tax Contest (which consent shall not be unreasonably withheld or delayed) of any resolution of the Tax Contest if such resolution adversely affects the computation of any item of income, expense, deduction, taxable income, credit or Tax liability for any period ending after the Homeward Effective Time or the Beltline Effective Time, as the case may be.

(iii)                               With respect to Straddle Periods, the Sellers may elect to direct and control any Tax Contest to the extent it involves any asserted Tax liability with respect to which indemnity may be sought from the Sellers pursuant to paragraph (b) of this section.  Altisource U.S. and Altisource S.à r.l. shall direct and control any other such Tax Contest or portion thereof.  If the Sellers elect to direct a Tax Contest, the Sellers shall within ten (10) calendar days of receipt of the notice of asserted Tax liability notify Altisource U.S. and Altisource S.à r.l. of their intent to do so, and Altisource U.S. and Altisource S.à r.l. shall cooperate and shall cause each Company (as applicable) to fully cooperate, at the Sellers’ expense, in each phase of such Tax Contest.  If the Seller Representative elects to direct and control a Tax Contest with respect to a Straddle Period, the Sellers may not settle or compromise any asserted Tax liability that adversely affects the computation of any item of income, expense, deduction, taxable income, credit, or Tax liability for any taxable period after the Homeward Effective Time or the Beltline Effective Time, as the case may be, without the prior written consent of Altisource U.S. and Altisource S.à r.l., which consent shall not be unreasonably withheld or delayed.  If the Sellers elect not to direct the Tax Contest, Altisource U.S. and Altisource S.à r.l. may assume control of such Tax Contest (at Altisource U.S.’ and Altisource S.à r.l.’s own expense).  However, in such case, Altisource U.S. and Altisource S.à r.l. may not settle or compromise any asserted Tax liability for which indemnification is to be sought under this paragraph (c) of this section or which would give rise to any other claim of indemnification without prior written consent of the Seller Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.

(iv)                              Altisource U.S., Altisource S.à r.l., and the Sellers agree to cooperate, and Altisource U.S. and Altisource S.à r.l. agree to cause each Company (as applicable) to cooperate, in the defense against or compromise of any claim in any Tax Contest.

(d)         Tax Returns.

(i)                                     Altisource U.S. and Altisource S.à r.l. shall prepare, or cause to be prepared, on a basis consistent with past tax accounting practices all Tax Returns of each Company for all Tax periods ending on or prior to the Homeward Effective Time and the Beltline Effective Time (as applicable and as the case may be), and shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return at least thirty (30) calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review and filing by Altisource U.S. and Altisource S.à r.l.  The Seller Representative shall notify Altisource U.S. and Altisource S.à r.l. within ten (10) calendar days of the receipt of such draft Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and the Seller Representative, Altisource U.S. and Altisource S.à r.l. agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.  Altisource U.S. and Altisource S.à r.l. shall timely file, or cause to be timely filed, all such Tax Returns, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns.  One Business Day prior to the date on which such Tax Returns are filed, the Sellers shall pay the amount of Taxes shown due on such returns, but reduced by any Taxes that have been accrued as a liability that has been included in the computation of Net Working Capital of the Homeward Effective Time and the Beltline Effective Time (as applicable and as the case may be), to Altisource U.S. and Altisource S.à r.l. or a Person designated by Altisource U.S. and Altisource S.à r.l.

(ii)                                  Altisource U.S. and Altisource S.à r.l. shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of each Company for all Tax periods ending after the Homeward Effective Time and the Beltline Effective Time (as applicable and as the case may be), including Straddle Periods, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns.  Altisource U.S. and Altisource S.à r.l. shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return, but only such Tax Returns that include a Straddle Period, with respect to which the Sellers may be responsible for the payment of any Tax at least thirty (30) calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Seller Representative.  The Seller Representative shall notify Altisource U.S. and Altisource S.à r.l. within ten (10) calendar days of receipt of such Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and Altisource U.S., Altisource S.à r.l. and the Seller Representative agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.  One Business Day prior to the date on which such Tax Returns are filed, the Sellers shall pay to Altisource U.S. and Altisource S.à r.l. the amount of Taxes for which the Sellers are responsible under paragraph (b) of this section, but reduced by any Taxes that have been accrued as a liability that has been included in the computation of Net Working Capital as of the Homeward Effective Time and the Beltline Effective Time, as applicable and as the case may be.

(iii)                               Neither Altisource U.S., Altisource S.à r.l., nor the Companies

shall file any amended Tax Return for any period that ends on or before the Homeward Closing Date and the Beltline Closing Date, as applicable and as the case may be, without the prior written consent of the Sellers (not to be unreasonably withheld or delayed), except as required under applicable Legal Requirements.

(e)          Refunds.  Any refunds, rebates, credits or overpayments of Taxes of each Company for any taxable period ending on or before the Homeward Effective Time and the Beltline Effective Time, as applicable and as the case may be, shall be for the account of the Sellers.  Any refunds, rebates, credits or overpayments of each Company for any taxable period beginning after the Homeward Effective Time and the Beltline Effective Time, as applicable and as the case may be, shall be for the account of Altisource U.S. and Altisource S.à r.l.  Any refunds, rebates, credits or overpayments of Taxes of each Company for a Straddle Period shall be equitably apportioned between the Sellers, Altisource U.S., and Altisource S.à r.l. applying the rules and regulations of the Governmental Body applicable to such Tax Return.

(f)           Cooperation.  After the Homeward Closing and the Beltline Closing, as applicable and as the case may be, Altisource U.S., Altisource S.à r.l., and the Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Acquired Enterprise for all periods prior to or including the Homeward Closing Date and the Beltline Closing Date, as applicable and as the case may be, and shall not destroy any such information, records and documents without the permission of Altisource U.S. and Altisource S.à r.l.  Sellers shall prepare and provide to Altisource U.S. and Altisource S.à r.l. any Tax information packages reasonably requested by Altisource U.S. and Altisource S.à r.l. for Altisource U.S.’ and Altisource S.à r.l.’s use in preparing each Company’s Tax Returns, or alternatively, will provide reasonable access to the books and records containing such information.  Such Tax information packages shall be completed by the Sellers and provided to Altisource U.S. and Altisource S.à r.l., or such reasonable access shall be provided, within sixty (60) calendar days after the request therefor.  Each Party shall bear its own expenses in complying with the foregoing provisions.

5.8.    Notice of Developments.

The Seller Representative shall deliver to Altisource U.S. and Altisource S.à r.l. promptly after any Seller becomes aware of any change affecting the content of the Disclosure Schedule, but in any event no later than five (5) days prior to the Homeward Closing Date and the Beltline Closing Date, as applicable and as the case may be, a revised Disclosure Schedule to the representations and warranties set forth in Section 3, to reflect any matters which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure or exception with regard to any such representation and warranty.  If in Altisource U.S.’ or Altisource S.à r.l.’s reasonable determination any such modifications or amendments are material, Altisource U.S. and Altisource S.à r.l. shall have until the earlier of (i) the Homeward Closing Date and the Beltline Closing Date, as applicable and as the case may be, or (ii) five (5) Business Days after receipt of such notice, to propose an adjustment to the Homeward Payment and/or the Beltline Payment, as the case may be.  If the Sellers do not agree to any proposed adjustment to the Homeward

Payment and/or the Beltline Payment, as the case may be, Altisource U.S. and Altisource S.à r.l. may terminate this Agreement.  Unless Altisource U.S. and Altisource S.à r.l. exercise foregoing right within that period specified above, the written notice delivered to Altisource U.S. and Altisource S.à r.l. will be deemed to have amended the Disclosure Schedule and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.

5.9.    Restrictive Covenants.

(a)         The Sellers will treat and hold as confidential all of the Confidential Information of the Acquired Enterprise, and the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, refrain from using any of the Confidential Information of the Acquired Enterprise, and deliver promptly to Altisource U.S. or destroy, at the request and option of Altisource U.S., all tangible embodiments (and all copies) of the Confidential Information of the Acquired Enterprise which are in its possession.  In the event that any Seller is requested or required by any Legal Requirement or Order to disclose any Confidential Information of the Acquired Enterprise, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, such Seller will notify Altisource U.S. promptly of the request or requirement so that Altisource U.S. may seek an appropriate protective order or waive compliance with the provisions of this Section 5.9.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, required by any Legal Requirement or Order to disclose any Confidential Information of the Acquired Enterprise, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, such Seller may disclose the Confidential Information of the Acquired Enterprise, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, as the case may be, as so required; provided, however, that such Seller shall use its reasonable efforts to obtain, at the reasonable request of Altisource U.S. and at the sole expense of Altisource U.S., an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information of the Acquired Enterprise, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, as the case may be, required to be disclosed as Altisource U.S. shall designate.

(b)         In order to induce Altisource U.S. and Altisource S.à r.l. to enter into this Agreement, each of the Sellers expressly covenants and agrees that for a period commencing on the first to occur of the Homeward Closing Date and the Beltline Closing Date, and ending on the fifth (5th) anniversary of the last to occur of the Homeward Closing Date and the Beltline Closing Date (the “Restricted Period”), within the Territory, except with the prior written consent of Altisource U.S. and Altisource S.à r.l., each Seller will not, either directly or indirectly, on its own behalf, or in the service or on behalf of others, engage in or provide managerial, supervisory, sales, marketing, or consulting services or own (other than ownership of less than one percent of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System) a beneficial interest in, any Person which is engaged in, or is competitive with, that portion of the Business and the Acquired Enterprise which has been purchased by Altisource U.S. and/or Altisource S.à r.l. from the Sellers hereunder.

(c)          During the Restricted Period, except with the prior written consent of

Altisource U.S. and Altisource S.à r.l., each of the Sellers will not, directly or indirectly, for itself or for any other Person, solicit any of the customers or vendors of that portion of the Business and the Acquired Enterprise which has been purchased by Altisource U.S. and/or Altisource S.à r.l. from the Sellers hereunder, who were customers or vendors of the Acquired Enterprise as of the Homeward Closing Date and/or the Beltline Closing Date, as the case may be, for the purpose of competing with Altisource U.S., Altisource S.à r.l., or the Companies in the Business in the Territory.

(d)         During the Restricted Period, except with the prior written consent of Altisource U.S. and/or Altisource S.à r.l., each of the Sellers will not, directly or indirectly, for itself or for any other Person, solicit, attempt to employ or enter into any contractual employment arrangement with any employee or independent contractor of that portion of the Business and the Acquired Enterprise which has been purchased by Altisource U.S. and/or Altisource S.à r.l. from the Sellers hereunder, who is an employee or independent contractor of as of the Homeward Closing Date and/or the Beltline Closing Date, as the case may be (other than employees terminated by Altisource U.S. or Altisource S.à r.l.), for the purpose of competing with Altisource U.S., Altisource S.à r.l., or the Companies in the Business in the Territory.

(e)          Each Seller acknowledges that Altisource U.S. and Altisource S.à r.l. have agreed to enter into this Agreement based, in part, on each Seller’s agreement to the restrictive covenants contained in this Section 5.9.  Each Seller also acknowledges that the covenants contained in this Section 5.9 are reasonable in scope and duration.  If any covenant in this Section 5.9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Parties.  Each Seller agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Section 5.9 and that Altisource U.S. and Altisource S.à r.l. may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.9.  Each Seller hereby waives any requirement that Altisource U.S. or Altisource S.à r.l. post a bond or other security as a condition to receiving injunctive relief hereunder.

5.10.                     Monthly Financial Statements.

Within fifteen (15) Business Days following the end of each calendar month prior to the Closing Date, the Seller Representative shall deliver to Altisource U.S. monthly financial reports of that portion of the Acquired Enterprise which has not been purchased by Altisource U.S. and/or Altisource S.à r.l. from the Sellers hereunder.  The Sellers covenant that such reports (i) will present fairly, in all material respects, the income and cash flows of the Acquired Enterprise, (ii) will be prepared on a basis materially consistent with the Financial Statements, and (iii) will have been derived from the books and records of the Sellers and the Companies.

5.11.                     Termination of Equity Rights.

(a)         Prior to the Homeward Closing Date, the Sellers shall, and shall cause Power

Default to, take such action as is necessary to terminate and cancel, effective no later than the Homeward Closing Date, all outstanding Equity Rights of Power Default in a manner that is binding upon the holders of such Equity Rights and without liability to Power Default that has not been fully satisfied on the Homeward Closing Date.

(b)         Prior to the Beltline Closing Date, the Sellers shall, and shall cause Beltline to, take such action as is necessary to terminate and cancel, effective no later than the Beltline Closing Date, all outstanding Equity Rights of Beltline in a manner that is binding upon the holders of such Equity Rights and without liability to Beltline that has not been fully satisfied on the Beltline Closing Date.

5.12.                     Audited Financial Statements.

Sellers shall, at the sole expense of Sellers, provide any reasonable assistance requested by Altisource U.S. and Altisource S.à r.l. to enable Altisource Portfolio Solutions S.A. to prepare historical financial statements and pro forma financial information regarding the Business as required by Regulation S-X under the Securities Act of 1933, as amended, and the timely filing of the necessary financial statements and pro forma financial information with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including assisting in the preparation of such audited or unaudited financial statements.  For the avoidance of doubt, the Sellers are solely responsible for the costs and expenses of preparing and delivering to Altisource U.S. and Altisource S.à r.l. no later than the seventieth (70th) day following the earlier of the Homeward Closing Date or the Beltline Closing Date: (i) audited combined financial statements of the Business as of and for each of the three fiscal years ended September 30, 2012, and (ii) reviewed interim combined financial statements of the Business as of and for the three months ended December 31, 2012.

5.13.                     Transferred Employees.

(a)         At the Homeward Closing, Altisource U.S. or its designated Affiliate will offer employment, on an “at will” basis and on terms satisfactory to Altisource U.S. or its designated Affiliate, to those employees of the Sellers set forth on Exhibit G hereto.  Employees who accept Altisource U.S.’ or its designated Affiliate’s offer of employment are hereinafter collectively called “Transferred Employees”.

(b)         Sellers shall retain all Liabilities arising under or with respect to any compensation plans and Company Plans or arrangements sponsored, maintained or contributed to by Sellers for its employees, including, but not limited to, any retirement, pension, savings, deferred compensation, incentive, bonus, stock, welfare or fringe benefit plan or arrangement, and Altisource U.S. shall not have any Liability or obligation under or with respect to any such plan or arrangement.  In the event that, at any time following the Homeward Closing, Altisource U.S. or its designated Affiliate shall terminate the employment of any employee set forth on Exhibit G hereto, Sellers shall defend, indemnify, and hold harmless Altisource U.S. and its Affiliates from any Damages incurred by Altisource U.S. or such Affiliate of Altisource U.S. in connection with such termination.

(c)          Sellers shall remain solely responsible for all claims incurred by any of its employees, Transferred Employee or their covered dependents under any of Sellers’ “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, on or before the Homeward Closing, regardless of whether such claims have been submitted prior to the Homeward Closing, and Altisource U.S. or its designated Affiliate shall not have any Liability for any such claims incurred.  For purposes of this subsection, a claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the employee is billed for the services or submits a claim for benefits.

(d)         Sellers agree to offer health continuation coverage to its employees to the extent required under Section 1001 of COBRA.

(e)          Sellers hereby acknowledge that for Federal Insurance Contribution Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) purposes, Altisource U.S. or its designated Affiliate qualifies as a successor employer with respect to the Transferred Employees.  In connection with the foregoing, at Altisource U.S.’ or its designated Affiliate’s option, the Parties agree to follow the “Alternative Procedures For Predecessors And Successors” set forth in section 5 of Revenue Procedure 2004-53, 2004-34 IRB 320.  Altisource U.S. or its designated Affiliate shall notify Sellers of its intention to follow the “Alternative Procedures For Predecessors And Successors” on or before the Homeward Closing.  If the “Alternative Procedures For Predecessors And Successors” are followed, Sellers and Altisource U.S. or its designated Affiliate understand that Altisource U.S. or its designated Affiliate shall assume Sellers’ entire obligation to furnish a Form W-2, Wage and Tax Statement to the Transferred Employees for the year in which the Homeward Closing occurs.

(f)           Subject to applicable Legal Requirements, Sellers shall deliver to Altisource U.S. or its designated Affiliate as of the Homeward Closing, all personnel files and records relating to Transferred Employees, other than confidential records not transferable under applicable Legal Requirements.  Prior to the Homeward Closing, Sellers shall provide Altisource U.S. or its designated Affiliate with detailed demographic information pertaining to Transferred Employees as required by Altisource U.S. or its designated Affiliate to establish initial records in Altisource U.S.’ or its designated Affiliate’s integrated payroll and human resource information system.  In addition to the foregoing, Sellers shall timely provide Altisource U.S. or its designated Affiliate with any and all other information in Sellers’ possession that Altisource U.S. or its designated Affiliate reasonably needs to properly comply with federal and state employment Tax requirements, which in no event shall be more than fifteen (15) Business Days from the date of a written request for such information.

(g)          Sellers acknowledge that for state unemployment tax purposes, Sellers will permit Altisource U.S. or its designated Affiliate to apply for a transfer of the rating account of the Sellers with respect to the business of the Sellers included in the PV Acquired Assets.  With respect to the Sellers, Sellers shall deliver to Altisource U.S. or its designated Affiliate within fifteen (15) Business Days from the date hereof copies of (i) Form 940, Employer’s Annual Federal Unemployment Tax Returns for 2011 and 2012, (ii) state unemployment tax rate notices for 2011 and 2012, and (iii) benefit change statements that itemize claims charged against the state account of the Sellers in each state in which the business of the Sellers is operated for the four most recent calendar quarters.

5.14.                     Assignment of Interest in Acquired Enterprise.

Nothing in this Agreement shall be deemed to constitute or require an assignment or an attempt to assign any portion of the assets included in the Acquired Enterprise if the attempted assignment without the consent of a third party would adversely affect in any way the rights of Altisource U.S. and Altisource S.à r.l.  If any such consent shall not have been obtained at or prior to the Homeward Closing or the Beltline Closing, as the case may be, then the Sellers will cooperate with Altisource U.S. and Altisource S.à r.l. in any reasonable arrangement designed to provide for Altisource U.S. and Altisource S.à r.l. the rights and benefits of such assets, including, retaining ownership of such assets for the benefit of Altisource U.S. and Altisource S.à r.l. (the “Retained Assets”) and enforcing for the benefit of Altisource U.S. and Altisource S.à r.l. any or all rights of the Sellers against any other party arising out of the breach or cancellation by such other party, while permitting Altisource U.S. and Altisource S.à r.l. the possession and use of such Retained Assets for Altisource U.S.’ and Altisource S.à r.l.’s accounts as if such Retained Assets had been so transferred, assigned and delivered, or otherwise until such third party consent to the assignment to Altisource U.S. and Altisource S.à r.l. of such Retained Assets is obtained, at which time such Retained Assets shall be deemed assigned to Altisource U.S. and Altisource S.à r.l. (as applicable) in accordance with the terms of this Agreement and shall cease to be Retained Assets.  Following the Homeward Closing or the Beltline Closing, as the case may be, pending the obtaining of such consents or approvals, Altisource U.S. and Altisource S.à r.l. will continue performance of any remaining unfulfilled obligations of the Sellers under any of the agreements in the same manner as though the same were subcontracted to Altisource U.S. or Altisource S.à r.l. (as the case may be) on the same terms and conditions as contained in the agreements.

6.              CONDITIONS PRECEDENT TO ALTISOURCE U.S.’ AND ALTISOURCE S.À R.L.’S OBLIGATION TO CLOSE

6.1.    Homeward Closing.

Altisource U.S.’ and Altisource S.à r.l.’s obligation to effect the Homeward Closing and to take the other actions required to be taken by Altisource U.S. and Altisource S.à r.l. at the Homeward Closing is subject to the satisfaction, at or prior to the Homeward Closing, of each of the following conditions (any of which may be waived by Altisource U.S. and Altisource S.à r.l. in writing, in whole or in part):

(a)         The representations and warranties of the Sellers in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and as applicable shall be accurate in all material respects as of the Homeward Closing Date as if made on the Homeward Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Homeward Closing shall have been duly performed and complied with in all material respects.

(c)          The waiting periods under the HSR Act and any other antitrust or non-

competition Legal Requirement shall have expired or been terminated in writing by the appropriate Governmental Body, and any approvals or conditions of clearance under the competition Legal Requirements of any jurisdiction required to consummate the Contemplated Transactions shall have been met or obtained.

(d)         The Required Approvals applicable to the Homeward Closing shall have been obtained.

(e)          The Sellers shall have paid in full all outstanding Indebtedness of Power Default.

(f)           The Sellers shall have satisfied, and shall have caused Power Default to satisfy, all obligations owed to its respective creditors necessary to release all Security Interests on the Power Default Shares, the Homeward IP and IT, the PV Acquired Assets and the PV Assumed Liabilities, and otherwise permit Altisource U.S. and Altisource S.à r.l. to obtain clear title to the Power Default Shares, the Homeward IP and IT, the assets of Power Default, the PV Acquired Assets and the PV Assumed Liabilities, or, at Altisource U.S.’ option, shall have obtained payoff letters and releases from such creditors, in form and substance satisfactory to Altisource U.S., which contain payoff and release information with respect to the satisfaction such obligations and the release of all such Security Interests, and provided such payoff letters to Altisource U.S.

(g)          The Homeward Intercompany Transaction shall have been completed and consummated, and the Sellers shall provide evidence of the same which is satisfactory to Altisource U.S.

(h)         The Sellers shall have delivered to Altisource U.S. evidence reasonably satisfactory to Altisource U.S. of the termination of all Equity Rights of Power Default, and the release of all Liability with respect to such Equity Rights.

(i)             Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, (iii) that involves any material claim against the Sellers and/or Power Default, or (iv) that would reasonably be expected to adversely affect the right of Altisource U.S. to acquire or retain the Power Default Shares the Homeward IP and IT, the PV Acquired Assets and the PV Assumed Liabilities, or the assets of Power Default, or continue the Homeward Business.

(j)            Since January 1, 2013, there shall not have been any change in the Power Default Shares, the Homeward IP and IT, the PV Acquired Assets, the PV Assumed Liabilities, the assets of Power Default or the Homeward Business that, in each case, would reasonably be expected to have a Material Adverse Effect, and no event (including but not limited to any act of terrorism) shall have occurred or circumstance may exist that would reasonably be expected to result in such a change.

(k)         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Altisource U.S., Altisource S.à r.l., or any Person affiliated with Altisource U.S. or Altisource S.à r.l. to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

(l)             Altisource U.S. and Altisource S.à r.l. shall have completed their legal and financial due diligence investigation of the Power Default Shares, the Homeward IP and IT, the PV Acquired Assets, the PV Assumed Liabilities, the assets of Power Default, the Homeward Business, and the PV Business, and review and audit of the Disclosure Schedule.  Each of Altisource U.S. and Altisource S.à r.l. shall have determined, in their sole discretion, that it is satisfied with the results of such due diligence investigation.

(m)     The Sellers shall have delivered each of the following additional executed documents:

(i)                                     certificates, in form suitable for transfer, registered in the name of the Sellers, evidencing the Power Default Shares endorsed in blank, and with all necessary transfer tax stamps attached thereto;

(ii)                                  such instruments and documents as may be reasonably requested by Altisource U.S. or its designated Affiliate in order to complete the transfer of the Power Default Shares, the Homeward IP and IT, the PV Acquired Assets and the PV Assumed Liabilities, including without limitation, stock powers, powers of attorney, and assignment and assumption agreements, each in form and substance satisfactory to Altisource U.S. or its designated Affiliate (collectively, the “Homeward Conveyancing Documents”);

(iii)                               resignations of each of the directors and officers of Power Default, in form and substance satisfactory to Altisource U.S.;

(iv)                              a certificate executed by an officer of each of the Sellers certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled;

(v)                                 a certificate of the Secretary of each Seller as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of each Seller, and a copy of the resolutions adopted by the board of directors and the shareholders of each Seller with respect to the Contemplated Transactions;

(vi)                              an affidavit of each Seller, as provided in Section 1445(b)(2) of the IRC, stating under penalties of perjury that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the IRC;

(vii)                           each of the Service Agreement Amendments, executed by the Sellers and/or its Affiliates party thereto;

(viii)                        subleases, executed and delivered by each of the parties thereto, with respect to the leased real property in California and Texas, used by the

Homeward Business and the PV Business, in form and substance satisfactory to Altisource U.S. and Altisource S.à r.l.;

(ix)                              a Release Agreement, executed by each Seller; and

(x)                                 a Funds Flow and Settlement Statement, executed by the Sellers.

(n)         Each of the following documents shall have been delivered to Altisource U.S. and Altisource S.à r.l.:

(i)                                     all transfer ledgers, minute books and the corporate seals of Power Default; and

(ii)                                  such other documents as Altisource U.S. and Altisource S.à r.l. may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 6.1, or (ii) otherwise facilitating the consummation of the Homeward Closing.

6.2.    Beltline Closing.

Altisource U.S.’ and Altisource S.à r.l.’s obligation to effect the Beltline Closing and to take the other actions required to be taken by Altisource U.S. and Altisource S.à r.l. at the Beltline Closing is subject to the satisfaction, at or prior to the Beltline Closing, of each of the following conditions (any of which may be waived by Altisource U.S. and Altisource S.à r.l. in writing, in whole or in part):

(a)         The representations and warranties of the Sellers in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and as applicable shall be accurate in all material respects as of the Beltline Closing Date as if made on the Beltline Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Beltline Closing shall have been duly performed and complied with in all material respects.

(c)          The waiting periods under the HSR Act and any other antitrust or non-competition Legal Requirement shall have expired or been terminated in writing by the appropriate Governmental Body, and any approvals or conditions of clearance under the competition Legal Requirements of any jurisdiction required to consummate the Contemplated Transactions shall have been met or obtained.

(d)         The Required Approvals applicable to the Beltline Closing shall have been obtained.

(e)          The Sellers shall have paid in full all outstanding Indebtedness of Beltline.

(f)           The Sellers shall have satisfied, and shall have caused Beltline to satisfy, all obligations owed to its respective creditors necessary to release all Security Interests on the Beltline Shares, and otherwise permit Altisource U.S. to obtain clear title to, the Beltline Shares and the assets of Beltline, or, at Altisource U.S.’ option, shall have obtained payoff letters and releases from such creditors, in form and substance satisfactory to Altisource U.S., which contain payoff and release information with respect to the satisfaction such obligations and the release of all such Security Interests, and provided such payoff letters to Altisource U.S.

(g)          The Beltline Intercompany Transaction shall have been completed and consummated, and the Sellers shall provide evidence of the same which is satisfactory to Altisource U.S.

(h)         The Sellers shall have delivered to Altisource U.S. evidence reasonably satisfactory to Altisource U.S. of the termination of all Equity Rights of Beltline, and the release of all Liability with respect to such Equity Rights.

(i)             Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, (iii) that involves any material claim against the Sellers and/or Beltline, or (iv) that would reasonably be expected to adversely affect the right of Altisource U.S. to acquire or retain the Beltline Shares, or the assets of Beltline or continue the Beltline Business.

(j)            Since January 1, 2013, there shall not have been any change in the Beltline Shares, the assets of Beltline, or the Beltline Business that, in each case, would reasonably be expected to have a Material Adverse Effect, and no event (including but not limited to any act of terrorism) shall have occurred or circumstance may exist that would reasonably be expected to result in such a change.

(k)         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Altisource U.S., Altisource S.à r.l., or any Person affiliated with Altisource U.S. or Altisource S.à r.l. to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

(l)             Altisource U.S. and Altisource S.à r.l. shall have completed their legal and financial due diligence investigation of the Beltline Shares, the assets of Beltline, and the Beltline Business, and review and audit of the Disclosure Schedule.  Each of Altisource U.S. and Altisource S.à r.l. shall have determined, in their sole discretion, that it is satisfied with the results of such due diligence investigation.

(m)     The Sellers shall have delivered each of the following additional executed documents:

(i)                                     certificates, in form suitable for transfer, registered in the name of the Sellers, evidencing the Beltline Shares, endorsed in blank, and with all necessary transfer tax stamps attached thereto;

(ii)                                  such instruments and documents as may be reasonably requested by Altisource U.S. in order to complete the transfer of the Beltline Shares, including without limitation, stock powers, powers of attorney, and assignment and assumption agreements, each in form and substance satisfactory to Altisource U.S. (collectively, the “Beltline Conveyancing Documents”);

(iii)                               resignations of each of the directors and officers of Beltline, in form and substance satisfactory to Altisource U.S.;

(iv)                              a certificate executed by an officer of each of the Sellers certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled;

(v)                                 a certificate of the Secretary of each Seller as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of each Seller, and a copy of the resolutions adopted by the board of directors and the shareholders of each Seller with respect to the Contemplated Transactions;

(vi)                              an affidavit of each Seller, as provided in Section 1445(b)(2) of the IRC, stating under penalties of perjury that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the IRC;

(vii)                           subleases, executed and delivered by each of the parties thereto, with respect to the leased real property in Texas, used by the Beltline Business, in form and substance satisfactory to Altisource U.S. and Altisource S.à r.l.;

(viii)                        a Release Agreement, executed by each Seller; and

(ix)                              a Funds Flow and Settlement Statement, executed by the Sellers.

(n)         Each of the following documents shall have been delivered to Altisource U.S. and Altisource S.à r.l.:

(i)                                     all transfer ledgers, minute books and the corporate seals of Beltline; and

(ii)                                  such other documents as Altisource U.S. and Altisource S.à r.l. may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 6.2, or (ii) otherwise facilitating the consummation of the Beltline Closing.

7.              CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE

7.1.    Homeward Closing.

The Sellers’ obligation to effect the Homeward Closing and to take the other actions required to be taken by the Sellers at the Homeward Closing is subject to the satisfaction,

at or prior to the Homeward Closing, of each of the following conditions (any of which may be waived by the Seller Representative in writing, in whole or in part):

(a)         The representations and warranties of Altisource U.S. and Altisource S.à r.l. in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and as applicable shall be accurate in all material respects as of the Homeward Closing Date as if made on the Homeward Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that Altisource U.S. and Altisource S.à r.l. are required to perform or to comply with pursuant to this Agreement at or prior to the Homeward Closing shall have been performed and complied with in all material respects.

(c)          There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.

(d)         The Required Approvals applicable to the Homeward Closing shall have been obtained.

(e)          Altisource U.S. and Altisource S.à r.l. shall have delivered each of the following additional executed documents:

(i)                                     each of the Service Agreement Amendments, executed by Altisource U.S. and/or Altisource S.à r.l., and/or their Affiliates party thereto;

(ii)                                  a Funds Flow and Settlement Statement, executed by Altisource U.S. and Altisource S.à r.l.;

(iii)                               the Homeward Conveyancing Documents, executed by Altisource U.S., to the extent a party thereto;

(iv)                              a certificate executed by an officer of each of Altisource U.S. and Altisource S.à r.l certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled;

(v)                                 a certificate of an officer of Altisource U.S. as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of Altisource U.S., and a copy of the resolutions adopted by the board of directors of Altisource U.S. with respect to the Contemplated Transactions;

(vi)                              a certificate of a manager (“gérant”) of Altisource S.à r.l. as to the incumbency of its managers, an electronic copy of a certificate of non-registration of judgments, issued by the Luxembourg Companies Register for Altisource S.à r.l. on March 29, 2013 and reflecting the situation of March 28, 2013, stating that Altisource S.à r.l. has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment

(sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), an electronic copy of a register excerpt for Altisource S.à r.l. at the Luxembourg Companies Register, dated March 29, 2013, and a copy of the resolutions adopted by the board of managers of Altisource S.à r.l. with respect to the Contemplated Transactions; and

(vii)                           such other documents as the Sellers may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Altisource U.S. and Altisource S.à r.l., (b) evidencing the performance by Altisource U.S. and Altisource S.à r.l. of, or the compliance by Altisource U.S. and Altisource S.à r.l. with, any covenant or obligation required to be performed or complied with by Altisource U.S. and Altisource S.à r.l., or (c) evidencing the satisfaction of any condition referred to in this Section 7.1.

7.2.    Beltline Closing.

The Sellers’ obligation to effect the Beltline Closing and to take the other actions required to be taken by the Sellers at the Beltline Closing is subject to the satisfaction, at or prior to the Beltline Closing, of each of the following conditions (any of which may be waived by the Seller Representative in writing, in whole or in part):

(a)         The representations and warranties of Altisource U.S. and Altisource S.à r.l. in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and as applicable shall be accurate in all material respects as of the Beltline Closing Date as if made on the Beltline Closing Date, in each case except to the extent such representations and warranties by their terms speak as of another date, in which case they shall accurate in all material respects as of such date.

(b)         The covenants and obligations that Altisource U.S. and Altisource S.à r.l. are required to perform or to comply with pursuant to this Agreement at or prior to the Beltline Closing shall have been performed and complied with in all material respects.

(c)          There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.

(d)         The Required Approvals applicable to the Beltline Closing shall have been obtained.

(e)          Altisource U.S. and Altisource S.à r.l. shall have delivered each of the following additional executed documents:

(i)                                     a Funds Flow and Settlement Statement, executed by Altisource U.S. and Altisource S.à r.l.;

(ii)                                  the Beltline Conveyancing Documents, executed by Altisource U.S., to the extent a party thereto;

(iii)                               a certificate executed by an officer of each of Altisource U.S. and Altisource S.à r.l. certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(iv)                              a certificate of an officer of Altisource U.S. as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of Altisource U.S., and a copy of the resolutions adopted by the board of directors of Altisource U.S. with respect to the Contemplated Transactions;

(v)                                 a certificate of a manager (“gérant”) of Altisource S.à r.l. as to the incumbency of its managers, an electronic copy of a certificate of non-registration of judgments, issued by the Luxembourg Companies Register for Altisource S.à r.l. on March 29, 2013 and reflecting the situation of March 28, 2013, stating that Altisource S.à r.l. has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), an electronic copy of a register excerpt for Altisource S.à r.l. at the Luxembourg Companies Register, dated March 29, 2013, and a copy of the resolutions adopted by the board of managers of Altisource S.à r.l. with respect to the Contemplated Transactions; and

(vi)                              such other documents as the Sellers may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Altisource U.S. and Altisource S.à r.l., (b) evidencing the performance by Altisource U.S. and Altisource S.à r.l. of, or the compliance by Altisource U.S. and Altisource S.à r.l. with, any covenant or obligation required to be performed or complied with by Altisource U.S. and Altisource S.à r.l., or (c) evidencing the satisfaction of any condition referred to in this Section 7.2.

8.              TERMINATION

8.1.    Termination Events.

This Agreement may, by notice, be terminated:

(a)         by Altisource U.S. or Altisource S.à r.l., if a material breach of any provision of this Agreement has been committed by any Seller prior to the last to occur of the Homeward Closing and the Beltline Closing, and such breach has not been waived by the Altisource U.S. and Altisource S.à r.l.;

(b)         by the Seller Representative, if a material breach of any provision of this Agreement has been committed by Altisource U.S. or Altisource S.à r.l. prior to the last to occur of the Homeward Closing and the Beltline Closing, and such breach has not been waived by the Seller Representative;

(c)          by Altisource U.S. and Altisource S.à r.l., pursuant to Section 5.8;

(d)         by mutual consent of Altisource U.S., Altisource S.à r.l. and the Seller Representative prior to the last to occur of the Homeward Closing and the Beltline Closing;

(e)          by Altisource U.S. and Altisource S.à r.l. if each of the Homeward Closing and the Beltline Closing has not occurred (other than through the failure of Altisource U.S. and Altisource S.à r.l. to comply fully with its obligations under this Agreement) on or before January 1, 2014, or such later date as the Parties may agree upon; or

(f)           by the Seller Representative if each of the Homeward Closing and the Beltline Closing has not occurred (other than through the failure of any Seller to comply fully with its respective obligations under this Agreement) on or before January 1, 2014, or such later date as the Parties may agree upon;

provided that, to the extent one of the Closings has occurred, any termination pursuant to this Section 8.1 shall only be effective with respect to the obligations of the Parties to consummate the other Closing.

8.2.    Effect of Termination.

Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 5.9(a) (as it relates to this Agreement), Section 9, and Section 10 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9.              INDEMNIFICATION; REMEDIES

9.1.    Survival.

(a)         All representations, warranties, covenants, rights, and obligations in this Agreement, the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive each of the Homeward Closing and the Beltline Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Homeward Closing Date or the Beltline Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(b)   The Sellers will not have any liability (for indemnification or otherwise) with respect to the Operational Representations, unless on or before the six (6)-year anniversary of the last to occur of the Homeward Closing Date and the Beltline Closing Date, Altisource U.S. or Altisource S.à r.l. notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Altisource U.S. or Altisource S.à r.l.  A claim with respect to any Fundamental Representation, or a claim for indemnification or reimbursement based upon any other provision of this Agreement, or any covenant or obligation to be performed and complied by the Sellers, may be made at any time, subject to the applicable statute of limitations.

9.2. Indemnification and Payment of Damages by the Sellers.

The Sellers, jointly and severally, will indemnify and hold harmless Altisource U.S., Altisource S.à r.l., and their Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Altisource Indemnified Persons”) for, and will pay to Altisource Indemnified Persons the amount of, any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ and experts’ fees and disbursements) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by the Sellers in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by the Sellers pursuant to this Agreement; (b) any breach by the Sellers of any covenant or obligation of the Sellers in this Agreement; (c) any Liability of Power Default with respect to any Proceeding relating to circumstances, occurrences, events, acts, or omissions occurring prior to the Homeward Effective Time, whether or not such Proceeding was commenced before, at, or after the Homeward Effective Time, and including, without limitation, those Proceedings set forth on Schedule 3.8; (d) any Liability of Beltline with respect to any Proceeding relating to circumstances, occurrences, events, acts, or omissions occurring prior to the Beltline Effective Time, whether or not such Proceeding was commenced before, at, or after the Beltline Effective Time, and including, without limitation, those Proceedings set forth on Schedule 3.8; (e) all restructuring and conversion Liabilities (including, without limitation, third party contracts and vendor termination costs, employee termination and severance costs, lease notice, renegotiation and termination costs, and joint venture wind-down costs) incurred prior to, at, or following the Homeward Effective Time; and (f) all restructuring and conversion Liabilities (including, without limitation, third party contracts and vendor termination costs, employee termination and severance costs, lease notice, renegotiation and termination costs, and joint venture wind-down costs) incurred prior to, at, or following the Beltline Effective Time.

9.3. Indemnification and Payment of Damages by Altisource U.S. and Altisource S.à r.l.

Altisource U.S. and Altisource S.à r.l., jointly and severally, will indemnify and hold harmless the Sellers, and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Seller Indemnified Persons”) and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Altisource U.S. or Altisource S.à r.l. in this Agreement or in any certificate or document delivered by Altisource U.S. or Altisource S.à r.l. pursuant to this Agreement; or (b) any breach by Altisource U.S. or

Altisource S.à r.l. of any covenant or obligation of Altisource U.S. or Altisource S.à r.l. in this Agreement.

9.4. Right of Set-Off.

Each Seller acknowledges that, in the event of a breach of any provision of this Agreement, Altisource U.S. and Altisource S.à r.l. shall have the right to set-off any money damages suffered by Altisource U.S. and Altisource S.à r.l. from any amounts otherwise payable by Altisource U.S. or Altisource S.à r.l. to the Sellers pursuant to this Agreement and/or pursuant to any of the Service Agreement Amendments.

9.5. Procedure for Indemnification — Third Party Claims.

(a)   Promptly after receipt of notice of the commencement of any Proceeding against an indemnified party under Section 9.2 or Section 9.3, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.  Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the indemnified party that the indemnified party believes supports such claim for indemnification and a good faith estimate (if capable of then being estimated) of the amount of Damages incurred or which reasonably could be expected to be incurred by the indemnified party in connection with such claim.

(b)   If any Proceeding referred to in Section 9.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)   Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.6. Procedure for Indemnification — Other Claims.

A claim for indemnification for any matter not involving a third-party claim shall be asserted by notice to the party from whom indemnification is sought promptly after the party seeking indemnification becomes aware of any such claim, event or matter as to which indemnity may be sought, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.  Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the indemnified party that the indemnified party believes supports such claim for indemnification and a good faith estimate (if capable of then being estimated) of the amount of Damages incurred or which reasonably could be expected to be incurred by the indemnified party in connection with such claim.

9.7. Damages.

Any indemnifiable claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be net of any (i) amounts actually recovered by the indemnified party under insurance policies, and (ii) actual recoveries from third parties pursuant to indemnification or otherwise.  If an inaccuracy in any of the representations and warranties made by any Seller or a breach of any covenants of any Seller gives rise to a Price Adjustment, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.2.  All payments made pursuant to this Section 9 shall be treated as adjustments to the Purchase Price.  Notwithstanding anything in this Agreement to the contrary, no Altisource Indemnified Person shall be indemnified or reimbursed for any Damages which were taken into account in calculations set forth in the Homeward Final Adjustment Schedule, as finally determined, or the Beltline Final Adjustment Schedule, as finally determined.  If the indemnifying party makes any payment on any claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such claim.

10.  GENERAL PROVISIONS

10.1.       Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

10.2.       Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior written approval of the other Party, except that either the Seller Representative, Altisource U.S., or Altisource S.à r.l., upon prior notice to the other, may make any public disclosure it believes in good faith is required by applicable Legal Requirements, or in the case of Altisource U.S. or Altisource S.à r.l., any listing or trading agreement concerning the publicly-traded securities of Altisource Portfolio Solutions S.A.

10.3.       Notices.

All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), and (c) when (a) or (b) has occurred and a copy is sent and received by e-mail to the following e-mail addresses, in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and email addresses as a party may designate by notice to the other Parties):

If to the Sellers:

Ocwen Financial Corporation,

as Seller Representative

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

Attention:              Secretary

Telecopier:            (561) 682-8177

Confirmation Number:      (561) 682-8957

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:              James J. Moriarty

Telecopier:            (212) 715-8453

If to Altisource U.S. or Altisource S.à r.l., to:

c/o Altisource Portfolio Solutions S.A.

291, Route d’Arlon

L-1150 Luxembourg

Attention:              Corporate Secretary

Telecopier:            +(352) 2744-9499

With a copy (which alone shall not constitute notice) to: contractmanagement@altisource.com with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, N.E.

Atlanta, Georgia 30309-3488

Attention:              Richard H. Miller and Louis C. Spelios

Telecopier:            (404) 572-6999

10.4.       Jurisdiction; Service of Process; Waiver of Jury Trial.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the United States District Court for the Southern District of New York.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

10.5.       Further Assurances.

The Parties agree, without further compensation, (a) to furnish upon reasonable request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the documents referred to in this Agreement, and the Contemplated Transactions.

10.6.       Waiver.

The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7.       Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the Parties (except for confidentiality agreements or similar agreements executed with respect to the Contemplated Transactions) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.

10.8.       Disclosure Schedule.

(a)   In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(b)   No due diligence conducted by Altisource U.S. or Altisource S.à r.l. shall limit or be used as a defense by the Sellers with respect to any claim of breach of a representation, warranty or covenant by the Sellers under this Agreement.

10.9.       Joint and Several; Assignments, Successors, and No Third-Party Rights.

The obligations and liabilities under the Transaction Documents of the Sellers, on the one hand, and Altisource U.S. and Altisource S.à r.l., on the other, shall be joint and several. No Party may assign all or any portion of its rights under this Agreement without the prior consent of the other Parties, except that Altisource U.S. and Altisource S.à r.l. may assign any of its respective rights under this Agreement to any Affiliate of Altisource U.S. or Altisource S.à r.l. without the consent of the Sellers, but no such assignment will release Altisource U.S. or Altisource S.à r.l. from any obligations hereunder.  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

10.10.     Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11.     Section Headings; Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.12.     Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13.     Governing Law.

This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles thereof.

10.14.     Specific Performance.

Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

10.15.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.16.     Seller Representative.

(a)   Each of the Sellers hereby irrevocably constitutes and appoints the Seller Representative, acting as hereinafter provided, as its attorney-in-fact and agent in its name, place and stead in connection with the Contemplated Transactions contemplated by this Agreement and matters arising therefrom subsequent to the date hereof, and acknowledges that such appointment is coupled with an interest.  By executing and delivering this Agreement, the Seller

Representative hereby (i) accepts his appointment and authorization as Seller Representative to act as attorney-in-fact and agent in the name, place and stead of each of the Sellers in accordance with the terms of this Agreement, and (ii) agrees to perform his duties and obligations hereunder.

(b)   Each Seller authorizes the Seller Representative in the name and on behalf of such Seller:

(i)            to give and receive any notice required or permitted under this Agreement;

(ii)           to exercise any rights and to take any action required or permitted to be taken under this Agreement;

(iii)          to negotiate, execute and deliver any amendment to or modification of this Agreement or any of the provisions hereof and any waiver or consent hereunder;

(iv)          to dispute or to refrain from disputing any claim made by Altisource U.S. or Altisource S.à r.l. under this Agreement and any other agreements, instruments and documents to be delivered by or on behalf of such Seller pursuant to this Agreement;

(v)           to negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under this Agreement and the other agreements, instruments and documents delivered or to be delivered by or on behalf of such Seller pursuant to this Agreement and to sign any releases or other documents with respect to any such dispute or remedy; and

(vi)          to give such instructions and to do such other things and refrain from doing such other things as the Seller Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any other agreements, instruments and documents delivered or to be delivered by or on behalf of such Seller pursuant to this Agreement.

(c)   Each of the Sellers agrees to be bound by all agreements and determinations made, and agreements, documents and instruments negotiated, executed and delivered by the Seller Representative under this Agreement.

(d)   Each of the Sellers hereby expressly acknowledges and agrees that the Seller Representative is authorized to act in its name and on its behalf.  Notwithstanding any dispute or disagreement among the Sellers and/or the Seller Representative, Altisource U.S. and Altisource S.à r.l. shall be entitled in good faith to rely on any and all action taken by the Seller Representative under this Agreement and the other agreements, instruments and documents to be delivered by or on behalf of the Sellers pursuant to this Agreement without any liability to, or obligation to inquire of, any of the Sellers.  Altisource U.S. and Altisource S.à r.l. are hereby expressly authorized in good faith to rely on the genuineness of the signatures of the Seller Representative, and upon receipt of any writing which reasonably appears to have been signed by the Seller Representative, Altisource U.S. and Altisource S.à r.l. may act upon the same in good faith without any further duty of inquiry as to the genuineness of the writing.

(e)   If Ocwen, as the Seller Representative, ceases to function for any reason whatsoever, then Homeward Residential shall serve as the successor Seller Representative; if Homeward Residential ceases to function as the Seller Representative for any reason whatsoever, then Ocwen Financial Corporation may appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then Altisource U.S. and Altisource S.à r.l. shall have the right but not the obligation to petition a court of competent jurisdiction for appointment of a successor.

(f)    The authorization of the Seller Representative shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Sellers hereunder.

(g)   The Seller Representative shall not be liable for any acts or omissions under this Section 10.16 except for its own gross negligence or willful misconduct.  Each Seller agrees to indemnify and to save and hold harmless the Seller Representative of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Seller Representative based upon or arising out of the performance by the Seller Representative of any act, matter or thing pursuant to the appointment herein made, except that no Seller shall be held or required to indemnify or to save or hold harmless the Seller Representative for the gross negligence or willful misconduct of the Seller Representative in the performance of his duties hereunder.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Purchase and Sale Agreement as of the date first written above.

ALTISOURCE U.S.:

Altisource Portfolio Solutions, Inc.

By:	/s/ John P. Barrack
Name:	John P. Barrack
Title:	Treasurer and Chief Financial Officer

ALTISOURCE S.À R.L.:

Altisource Solutions S.à r.l.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Manager

THE SELLERS:

Ocwen Financial Corporation

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Executive Vice President and Chief Financial Officer

Homeward Residential, Inc.

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Chief Financial Officer

Power Valuation Services, Inc.

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Chief Financial Officer

ANNEX I

“Acquired Enterprise” — means, collectively, the Companies (and each of their respective assets), the Power Default Shares, the Beltline Shares, the Homeward IP and IT, the PV Acquired Assets, and the PV Assumed Liabilities.

“Affiliate” — used to indicate a relationship to a specified person, firm, corporation, partnership, limited liability company, association or entity, and means any person, firm, corporation, partnership, limited liability company, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, limited liability company, association or entity.

“Agreement” — as defined in the Preamble.

“Altisource Advisors” — as defined in Section 5.1.

“Altisource Indemnified Person” — as defined in Section 9.2.

“Altisource S.à r.l.” — as defined in the first paragraph of this Agreement.

“Altisource U.S.” — as defined in the first paragraph of this Agreement.

“Annual Financial Statements” — as defined in Section 3.9(a).

“Antitrust Agencies” — as defined in Section 5.3(a).

“Arbitrator” — as defined in Section 2.6(d).

“Beltline” — means Beltline Road Insurance Agency, Inc., a Texas corporation.

“Beltline Business” — means the business conducted by Beltline, and with the applicable Homeward IP and IT, which is the business of providing certain insurance products, such as, but not limited to, lender-placed insurance, optional insurance (such as life, accident, and disaster), and home warranty insurance.

“Beltline Closing” — as defined in Section 2.5(a).

“Beltline Closing Date” — as defined in Section 2.5(a).

“Beltline Closing Net Working Capital Statement” — as defined in Section 2.6(c)(i).

“Beltline Conveyancing Documents” — as defined in Section 6.2(m)(ii).

“Beltline Effective Time” — as defined in Section 2.5(a).

“Beltline Final Adjustment Schedule” — as defined in Section 2.6(c)(iii).

“Beltline Intercompany Transaction” — as defined in Section 2.1(b).

“Beltline Net Income Statement” — as defined in Section 2.6(c)(ii).

“Beltline Payment” — as defined in Section 2.5(c).

“Beltline Shares” — means one hundred percent (100%) of the issued and outstanding shares of capital stock Beltline.

“Beltline Working Capital Target” — means Zero United States Dollars ($0.00).

“Best Efforts” — the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Business” — means, collectively, the Homeward Business, the PV Business, and the Beltline Business.

“Business Day” — means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, NY.

“Cash” —means cash, as determined in accordance with GAAP.

“Charter Documents” means, with respect to any corporation or entity:  those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental Body, including, without limitation, such corporation’s or entity’s articles or certificate of incorporation, organization or association, and (b) otherwise govern its internal affairs including, without limitation, such corporation’s or entity’s bylaws or operating agreement.

“Claim” means any pending contest, claim, demand, assessment, action, cause of action, litigation, notice or demand involving any Person.

“Closing” — as defined in Section 2.5(a).

“COBRA” — means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

“Company” or “Companies” — means each of Beltline and Power Default.

“Company Group” — as defined in Section 3.6(a).

“Company Plans” — as defined in Section 3.6(b).

“Company Qualified Plans” — as defined in Section 3.6(c).

“Confidential Information” — information with respect to the terms of the Contemplated Transactions, and trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, data, computer programs, pricing information, interpretations, financial statements, forecasts, reports, records, plans, studies and other technical and business information of the disclosing party, whether in oral, written, graphic, electronic or other form as well as analyses, compilations, studies or other documents, whether or not prepared by the receiving party or its representatives, which contain or otherwise reflect such information.  Notwithstanding the foregoing, the following information shall not be Confidential Information:  (i) information which has become generally available to the general public other than as a result of a disclosure by the receiving party or its representatives, (ii) information which is known or was available to the receiving party prior to disclosure to the receiving party pursuant to the Contemplated Transactions, or (iii) information which becomes available to the receiving party on a non-confidential basis from a third party who was itself not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation.

“Consent” — any approval, consent, ratification, waiver, expiration of waiting period, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” — as defined in Section 9.2.

“Determination” — as defined in Section 2.7(a).

“Disclosure Schedule” — as defined in Section 3.

“Employees” — as defined in Section 3.6(b).

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental, Health, and Safety Liabilities” — any cost, damages, expense (including, but not limited to, engineering, consulting and laboratory fees and expenses), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including, but not limited to, fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law or by Governmental Bodies or third-party claims or actions.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” — any federal, state or local Legal Requirement (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment

(including but not limited to ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 1801 et seq.; CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other local, state, or federal, or international environmental statutes, and all rules and regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” — means (a) all plans or agreements permitting the issuance of the equity securities of a Person, (b) options to acquire the equity securities of a Person, (c) securities, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which a Person is a party or by which it is bound obligating a Person to issue, sell, redeem or otherwise acquire equity securities of a Person, and (d) other rights to acquire equity securities of a Person that are valued in whole or in part by reference to the equity securities of a Person or that may be settled in the equity securities of a Person.

“ERISA” — as defined in Section 3.6(b)(i).

“Estimated Beltline Closing Date Working Capital” — as defined in Section 2.3(b).

“Estimated Beltline Net Income” — as defined in Section 2.3(b).

“Estimated Beltline Working Capital Deficiency” — as defined in Section 2.3(b).

“Estimated Beltline Working Capital Excess” — as defined in Section 2.3(b).

“Estimated Homeward Closing Date Working Capital” — as defined in Section 2.3(a).

“Estimated Homeward Net Income” — as defined in Section 2.3(a).

“Estimated Homeward Working Capital Deficiency” — as defined in Section 2.3(a).

“Estimated Homeward Working Capital Excess” — as defined in Section 2.3(a).

“Facility” or “Facilities”— any property, plant, structure, improvement, equipment, land or other real property, whether owned, leased or otherwise, which is included in the Acquired Enterprise.

“FICA” — as defined in Section 5.13(e).

“Financial Statements” — as defined in Section 3.9(a).

“Fundamental Representations” — means those representations and warranties of the Sellers contained in Section 3.1 [Organization and Good Standing], Sections 3.2(a), 3.2(b)(i), 3.2(b)(iv), and 3.2(c) [Authority; No Conflict], Section 3.3 [Title to Properties; Capitalization; Security Interests], Section 3.5 [Taxes], Section 3.6 [Employee Benefits], Section 3.13 [Environmental Matters], and Section 3.19 [Brokers or Finders].

“Funds Flow and Settlement Statement” — means (i) with respect to the Homeward Closing, a Funds Flow and Settlement Statement dated as of the Homeward Closing Date and entered into by and among the Parties, with regard to any adjustments to, and the payment of, the Homeward Payment; and (ii) with respect to the Beltline Closing, a Funds Flow and Settlement Statement dated as of the Beltline Closing Date and entered into by and among the Parties, with regard to any adjustments to, and the payment of, the Beltline Payment.

“FUTA” — as defined in Section 5.13(e).

“GAAP” — United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

“Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Hazardous Materials” — any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, lead-based paint, mold (including without limitation toxic or mycotoxin spores), radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes or may cause a contamination or nuisance on, in, at, under, above, about, around or affecting the Facilities, or any adjacent property or a hazard, or threat of the same, to public health, human health or the environment.

“Homeward Business” — means the business conducted by Power Default, and with the applicable Homeward IP and IT, which is the business of providing certain non-judicial foreclosure services, senior lien monitoring and title resolution benefits to mortgage servicers and investors.

“Homeward Closing” — as defined in Section 2.4(a).

“Homeward Closing Date” — as defined in Section 2.4(a).

“Homeward Closing Net Working Capital Statement” — as defined in Section 2.6(b)(i).

“Homeward Conveyancing Documents” — as defined in Section 6.1(m)(ii).

“Homeward Effective Time” — as defined in Section 2.4(a).

“Homeward Final Adjustment Schedule” — as defined in Section 2.6(b)(ii).

“Homeward Intercompany Transaction” — as defined in Section 2.1(a).

“Homeward IP and IT” — means the Intellectual Property Assets and the information technology assets set forth on Exhibit C hereto.

“Homeward Net Income Statement” — as defined in Section 2.6(b)(ii).

“Homeward Payment” — as defined in Section 2.4(c).

“Homeward Residential” — as defined in the first paragraph of this Agreement.

“Homeward Working Capital Target” — means Five Million Seven Hundred Twenty Five Thousand United States Dollars (US$5,725,000.00).

“HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” — means and includes, whether or not secured by the assets or equity of a Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, but excluding all accounts payable determined in accordance with GAAP, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vi) obligations under any interest rate, currency or other hedging agreement, (vii) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which any such Person is liable as lessee, (viii) obligations under any letters of credit to the extent drawn, (ix) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (viii) above, or (x) any accrued and unpaid interest or prepayment, unwind, brokerage, or redemption penalties or fees owing by such Person with respect to any indebtedness, obligation, claim or liability of a type described in clauses (i) through (ix) above.

“Intellectual Property Assets” — the term “Intellectual Property Assets” means, with respect to a Person:

(i)                                     the name, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications (collectively, “Marks”);

(ii)                                  all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)                               all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)                              all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed (collectively, “Trade Secrets”);

(v)                                 all owned computer programs (source code or object code) (collectively, “Owned Software”);

(vi)                              all license agreements covering computer programs (source code or object code) licensed by a third party, whether as integrated or bundled with any of the computer programs or as a separate stand-alone product (including any off-the-shelf computer program licensed under a shrink-wrap license) (collectively, “Licensed Software”);

(vii)                           all other proprietary rights; and

(viii)                        all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Financial Statements” — as defined in Section 3.9(a).

“IRC” — the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury and, to the extent relevant, the counterpart agencies of other countries.

“Knowledge” — a Person will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)                                 such Person is actually aware of such fact or other matter; or

(b)                                 a prudent individual would reasonably be expected to be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation in his or her area of responsibility or oversight concerning the existence of such fact or other matter.

“Knowledge” with respect to the Sellers shall mean the Knowledge of the Sellers, and each officer, director, or similar level management employee of the Sellers and each Company responsible for the applicable functional area.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, decree, code, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Liability” — any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Acquired Enterprise, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (a) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally (except to the extent that such change has had, or is reasonably likely to have, a disproportionate negative effect on the Acquired Enterprise, taken as a whole, relative to other Persons in their industry); (b) any fact, event, series of events, change, effect or circumstance that affects their industry generally (except to the extent that such fact, event, series of events, change, effect or circumstance has had, or is reasonably likely to have, a materially disproportionate negative effect on the Acquired Enterprise, taken as a whole, relative to other Persons in their industry); (c) any fact, event, series of events, change, effect or circumstance resulting from or relating to the public announcement, the execution of or the pendency or consummation of the Contemplated Transactions; (d) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that such event or condition has had, or is reasonably likely to have, a materially disproportionate negative effect on the Acquired Enterprise, taken as a whole, relative to other Persons in their industry); (e) any failure by the Acquired Enterprise to achieve any earnings or other financial projections or forecasts (provided, that any effect, change or set of facts underlying such failure shall not, except as otherwise provided in this definition, be excluded); (f) any change in GAAP or applicable Legal Requirements; (g) any action taken by Altisource U.S. or Altisource S.à r.l. or any of their respective Affiliates or any omission to act or action taken with the consent of or at the request of Altisource U.S. or Altisource S.à r.l. or any of their respective Affiliates (including those omissions to act or actions taken which are permitted by this Agreement); and (h) any action taken or any omission to act in compliance with the terms of this Agreement.

“Material Contracts” — as defined in Section 3.11(a).

“Net Income” — means net income, as determined in accordance with GAAP.

“Net Working Capital” — means the excess of current assets over current liabilities (excluding the current portion of long-term Indebtedness), in each case (x) determined in accordance with GAAP, and (y) incurred in the Ordinary Course.

“Notice of Disagreement with Price Adjustment” — as defined in Section 2.6(d).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ocwen” — as defined in the first paragraph of this Agreement.

“Operational Representations” — means those representations and warranties of the Sellers contained in Section 3 of this Agreement which are not Fundamental Representations.

“Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course” — an action taken by the Sellers or the Companies will be deemed to have been taken in the “Ordinary Course” only if such action is consistent with the past practices of the Sellers and the Companies and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” — means (a) the articles or certificate of incorporation of, the bylaws of, and any shareholder agreement relating to, a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any trust agreement adopted in connection with any trust; and (f) any amendment to any of the foregoing.

“Party” and “Parties” — as defined in the first paragraph of this Agreement.

“PBGC” — as defined in Section 3.6(b).

“Pension Benefit Plan” — as defined in Section 3.6(q).

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Power Default” — means Power Default Services, Inc., a Delaware corporation.

“Power Default Shares” — means one hundred percent (100%) of the issued and outstanding shares of capital stock of Power Default.

“Power Valuation” — as defined in the first paragraph of this Agreement.

“Price Adjustment” — as defined in Section 2.6(a).

“Proceeding” — any action, arbitration, audit, hearing, charge, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” — the aggregate amount of the Homeward Payment and the Beltline Payment, as adjusted pursuant to Section 2.6 herein.

“Purchase Price Allocation” — as defined in Section 2.7(a).

“PV Acquired Assets” — means all properties and assets owned, leased, or held by Power Valuation and used or usable in the PV Business, whether tangible or intangible, including without limitation the goodwill of the PV Business, which are not expressly defined and described as PV Excluded Assets herein.

“PV Assumed Liabilities” — means (i) those obligations of Power Valuation under the Contracts included in the PV Acquired Assets and set forth on Part I of Exhibit D hereto that arise and are to be performed on or after the Homeward Closing Date, and (ii) those current Liabilities of Power Valuation set forth on Part II of Exhibit D hereto.

“PV Business” — means the business conducted with the PV Acquired Assets, the PV Assumed Liabilities, and the applicable Homeward IP and IT, which is the business of providing customized solutions for residential property valuations.

“PV Excluded Assets”— means (i) all bank accounts, cash transfer accounts and securities accounts and Cash and marketable securities of Power Valuation; (ii) Charter Documents of Power Valuation; (iii) any rights or interests in and with respect to any Company Plans of Power Valuation; (iv) Equity Rights of Power Valuation; (v) all books and records relating to Taxes of Power Valuation; (vi) except for Tax Refunds related or attributable to any of the PV Assumed Liabilities, all Tax refunds and claims for Tax refunds of Power Valuation, and all Power Valuation Tax attributes and assets and all rights relating thereto; (vii) all Contracts with respect to Indebtedness of Power Valuation; and (viii) those assets of Power Valuation set forth on Exhibit E hereto.

“PV Excluded Liabilities” — means (i) all Indebtedness of Power Valuation; (ii) all environmental Liabilities or contamination which arise or result, directly or indirectly, from contamination existing at any facility owned, operated, leased or used by Power Valuation; (iii) all Liabilities of Power Valuation relating in any way to all Company Plans, including, without limitation, post-retirement benefits and post-employment benefits, if any, for employees of Power Valuation; (iv) any Claims or Liability relating to employees of Power Valuation, including but not limited to any payroll obligations of Power Valuation to its employees which arise prior to the Homeward Closing; (v) all Liabilities for Taxes (whether assessed or unassessed); (vi) all Liabilities and Claims of Power Valuation related to the matters identified on Schedule 3.8 [Legal Proceedings; Orders] (if any); (vii) all Liabilities and Claims of Power Valuation related to the matters identified on Schedule 3.6 [Employee Benefits] (if any); (viii) any Liabilities for brokerage or finder’s fees or commissions or similar payments based upon any

Contract alleged to have been made by any such Person with Power Valuation (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; (ix) any Liabilities of Power Valuation in respect to the violation or infringement of the intellectual property rights of any Person; (x) any Liability of Power Valuation in respect to any of the PV Excluded Assets; (xi) any Liability of Power Valuation which does not relate to the PV Business, or does not arise in the conduct of the PV Business in the Ordinary Course; (xii) any Claim that the operation of Power Valuation or the PV Business, or the consummation of the Contemplated Transactions, violated any Law or Order or the rights of any third parties (under contract, in tort or otherwise), or any Liability arising under the violation of any Legal Requirement or Order by Power Valuation; (xiii) any Liability of Power Valuation for continuation coverage required under COBRA; or (xiv) without limitation of any of the foregoing, any other Liability of Power Valuation not expressly assumed by Altisource S.à r.l. as a PV Assumed Liability.

“Related Person” — means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity).  With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” or “Released” — means any spilling, leaking, pumping, pouring, emptying, injection, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials on, into or through the Environment.

“Release Agreement” — means each of those certain release agreements by each of the Sellers, the form of which is attached hereto as Exhibit F.

“Representative” — with respect to a particular Person, any director, manager,

officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Approvals” — as defined in Section 5.3(b).

“Restricted Period” — as defined in Section 5.9(b).

“Retained Assets” — as defined in Section 5.14.

“Schedule” — as defined in Section 3.

“Security Interest” — means any charge, claim, community property interest, condition, equitable interest, encumbrance, mortgage, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Seller” and “Sellers” — as defined in the first paragraph of this Agreement.

“Seller Indemnified Person” — as defined in Section 9.3.

“Seller Representative” — means Ocwen, who as a result of the due authorization of this Agreement by the Sellers, has been appointed by the Sellers for the purpose of acting on behalf of the Sellers with respect to the Contemplated Transactions, and making decisions with respect to indemnity claims and amendments to the Agreement or any ancillary agreements.

“Service Agreement Amendments” means each of (i) that certain First Amendment to the Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-1, (ii) that certain Second Amendment to the Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-2, (iii) that certain First Amendment to Technology Products Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-3, (iv) that certain Second Amendment to the Technology Products Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-4, (v) that certain First Amendment to the Intellectual Property License Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-5, (vi) that certain Second Amendment to the Intellectual Property License Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-6, (vii) that certain First Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-7, (viii) that certain Second Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l., the form of which is attached hereto as Exhibit B-8, (ix) that certain Eleventh Amendment to Services Letter by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (Mortgage Charged-off Collections), the form of which is attached hereto as Exhibit B-9, (x) that certain Eleventh Amendment to Services Letter by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (Mortgage

Charged-off Collections), the form of which is attached hereto as Exhibit B-10, (xi) that certain Twelfth Amendment to Services Letter by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (Valuation Services, Trustee Services, Title Services, Due Diligence Services, Mortgage Fulfillment and Underwriting Services), the form of which is attached hereto as Exhibit B-11, (xii) that certain Twelfth Amendment to Services Letter by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (Valuation Services, Trustee Services, Title Services, Due Diligence Services, Mortgage Fulfillment and Underwriting Services), the form of which is attached hereto as Exhibit B-12, and (xiii) that certain Preferred Investor Agreement by and between Homeward Residential, Inc. and Best Partners Mortgage Cooperative, Inc., the form of which is attached hereto as Exhibit B-13.

“Straddle Period” — as defined in Section 5.7(a).

“Tax” — means all tax (including but not limited to income tax, payroll tax, capital gains tax, tax imposed under IRC Section 1374, value added tax, excise tax, sales tax, property tax, escheat tax, or unclaimed property tax), levy, assessment, tariff, duty (including but not limited to customs duty), deficiency or other fee and any related charge or amount (including but not limited to fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Contest” — as defined in Section 5.7(c)(i).

“Tax Item” — means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Return” — means any return (including but not limited to any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Territory” — means each state in the United States of America, the District of Columbia in the United States of America, and the countries of Luxembourg, Uruguay, India, the Philippines, and the Netherlands.

“Transaction Documents” — means each of this Agreement, each Release Agreement, the Homeward Conveyancing Documents, the Beltline Conveyancing Documents, the Service Agreement Amendments, each Funds Flow and Settlement Statement, the subleases, and each other document, instrument, and certificate delivered in connection therewith.

“Transferred Employees” — as defined in Section 5.13(a).